EXECUTION

SHARE PURCHASE AGREEMENT

by and among

CHINA FUNDAMENTAL ACQUISITION CORPORATION ("Buyer")

THE ENTITIES AND INDIVIDUALS LISTED ON SCHEDULE A-1 AND SCHEDULE A-2 HERETO

("Sellers")

THE INDIVIDUALS LISTED ON SCHEDULE A-3 HERETO

("Founders")

GIANT NOVA HOLDINGS LIMITED ("BVI Company")

AUTHENTIC GENIUS LIMITED ("Hong Kong Company")

BEIJING XIN FU INDUSTRY CONSULTING CO., LTD. (北京信赋兴业咨询有限公司, **"WFOE")**

and

BEIJING WOWJOINT MACHINERY CO., LTD. (北京万桥兴业机械有限公司, **"Domestic Company")**

Dated November 30, 2009

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

ARTICLE II

THE CLOSING

ARTICLE III

CONDITIONS TO CLOSING

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

ARTICLE VI

COVENANTS AND AGREEMENTS

ARTICLE VII

INDEMNIFICATION

ARTICLE VIII

TERMINATION

ARTICLE IX

GENERAL PROVISIONS

EXHIBITS

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT is dated as of November 30, 2009 (this "Agreement") by and among China Fundamental Acquisition Corporation, a Cayman Islands company ("Buyer"), Giant Nova Holdings Limited, a British Virgin Islands company ("BVI Company"), Authentic Genius Limited, a Hong Kong company ("Hong Kong Company"), Beijing Xin Fu Industry Consulting Co., Ltd., a wholly owned foreign enterprise incorporated under the laws of the PRC (北京信赋兴业咨询有限公司, "WFOE"), Beijing Wowjoint Machinery Co., Ltd., a limited liability company incorporated under the laws of the PRC (北京万桥兴业机械有限公司, "Domestic Company", together with BVI Company, Hong Kong Company and WFOE, the "Company Group"), the shareholders of the BVI Company set forth on Schedule A-1 hereto ("BVI Shareholders"), the shareholder of the Hong Kong Company set forth on Schedule A-2 hereto ("Hong Kong Shareholder", together with the BVI Shareholders, the "Sellers") and the individuals set forth on Schedule A-3 hereto ("Founders").

WITNESSETH:

WHEREAS, the Company Group is engaged primarily in the business of design, engineering, manufacturing, sales, installation, and R&D of non-standard and customized heavy lifting and moving equipment and technical consultation on the development and maintenance of railways (high speed & conventional), highways, bridges and other lifting and carrying applications worldwide;

WHEREAS, the BVI Shareholders own all of the outstanding capital shares of the BVI Company and the Hong Kong Shareholder owns all of the outstanding capital shares of the Hong Kong Company;

WHEREAS, Buyer's Board of Directors, the BVI Company's Board of Directors and the Hong Kong Company's Board of Directors have determined that it is in the best interest of Buyer, the BVI Company and the Hong Kong Company, respectively, and their respective shareholders, to consummate the transactions provided for in this Agreement and approved the transactions set forth herein pursuant to which Buyer will, on the terms and subject to the conditions set forth in this Agreement, purchase all of the outstanding ordinary shares of the BVI Company, par value $0.01 per share and all of the outstanding ordinary shares of the Hong Kong Company, par value HK$1.00 per share (together, the "Company Ordinary Shares"), from the Sellers, in exchange for which Buyer will issue certain ordinary shares of Buyer, par value $0.001 per share (the "Buyer Ordinary Shares") to the Sellers;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Buyer's willingness to enter into this Agreement, the respective parties thereto are entering into a share purchase agreement with respect to purchase of the equity interest of the Domestic Company in the future substantially in the form of Exhibit K; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transaction and also to prescribe certain conditions to the Transaction.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable

consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. Capitalized terms used in this Agreement, the Exhibits and Schedules to this Agreement, the Buyer Disclosure Statement and the Company Disclosure Statement shall have the meanings specified in Exhibit A.

Section 1.2 Rules of Construction. The rules of construction specified in Section 9.14 hereof shall apply to this Agreement, the Exhibits and Schedules to this Agreement, the Buyer Disclosure Statement and the Company Disclosure Statement.

ARTICLE II

THE CLOSING

Section 2.1 Purchase and Sale. At the Closing and on the terms and subject to the conditions set forth in this Agreement:

(a) Sellers shall (i) sell, transfer, assign and convey to Buyer, and Buyer shall purchase from Sellers, all of Sellers' right, title and interest in and to the Company Ordinary Shares, and (ii) deliver all certificates, opinions, and other agreements and instruments contemplated by this Agreement and the other Transaction Documents.

(b) Subject to the adjustment that may be made to the Closing Shares in accordance with Sections 2.1(c), 2.3 and 2.4 hereof, Buyer shall issue and sell to each of the Sellers such number of Buyer Ordinary Shares as set forth opposite to each Seller's name on Schedule A-1 and Schedule A-2 (collectively, the "Closing Shares"), and deliver all certificates, opinions, and other agreements and instruments contemplated by this Agreement or the other Transaction Documents; provided that the Net Income (as defined in Exhibit A) of the Company Group in the fiscal year ended on August 31, 2009 achieves or exceeds US$9,500,000 ("Net Income Target") based on its consolidated financial statements audited in accordance with GAAP.

(c) In the event that the Company Group fails to meet the Net Income Target by more than five percent (5%), i.e. the Net Income of the Company Group in the fiscal year ended on August 31, 2009 on a consolidated basis is less than US$9,025,000, the number of the Closing Shares issuable to the Sellers at the Closing shall be determined in accordance with the following formula: 5,700,000×(X/ US$9,500,000). For the purpose of the above formula, "X" shall mean the actual Net Income of the Company Group in the fiscal year ended on August 31, 2009.

Section 2.2 Closing. The closing of the Transaction (the "Closing") shall take place at the office of Broad & Bright Law Firm, Suite 701, CBD International Plaza, No.16 Yong'andongli, Jianguomenwai Avenue, Chaoyang District, Beijing, PRC at 10:00 a.m., local time, on a date to be specified by the Sellers and Buyer (the "Closing Date") which shall be no later than the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article III (other than those

conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date or time as the Sellers and Buyer hereto agree in writing. In the event that the Closing fails to take place on or prior to the Termination Date, any party hereto may terminate this Agreement subject to the conditions outlined in Section 8.1 (b) hereof.

Section 2.3 Adjustment of Shares.

(a) The Closing Shares and the Additional Shares (as defined in Section 2.4 below) (if any) shall be adjusted from time to time as follows:

(i) In the event the outstanding Buyer Ordinary Shares shall be subdivided or reclassified into a greater number of Buyer Ordinary Shares, the number of the Closing Shares and the Additional Shares (if any) issued or issuable at the close of business on the day upon which such subdivision or reclassification becomes effective shall be equitably and proportionately increased, and conversely, in case outstanding Buyer Ordinary Shares shall each be combined or reclassified into a smaller number of Buyer Ordinary Shares, the number of the Closing Shares and the Additional Shares (if any) issued or issuable at the close of business on the day upon which such combination or reclassification becomes effective shall be equitably and proportionately reduced, such increase or reduction, as the case may be, to become effective immediately prior to the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(ii) In connection with any such subdivision or reclassification into a greater number of Buyer Ordinary Shares, the Additional Shares issuable upon the occurrence of the event described in Section 2.4 below shall be equitably and proportionately increased and, conversely, in connection with any such combination or reclassification into a smaller number of Buyer Ordinary Shares, the Additional Shares distributable upon the occurrence of the event described in Section 2.4 below shall be equitably and proportionately reduced. For example, for purposes of clarity, (x) in the case of a 1-for-2 stock split of Buyer Ordinary Shares, the Additional Shares distributable upon the occurrence of the event described in Section 2.4 below shall be increased from 2,800,000 to 5,600,000 and (y) in the case of a 2-for-1 stock combination of Buyer Ordinary Shares, the Additional Shares distributable upon the occurrence of the event described in Section 2.4 below shall be reduced from 2,800,000 to 1,400,000.

(b) Without limiting the specificity of any of the foregoing, it is the intent of the parties to provide for fair and equitable adjustments to the Closing Shares and the Additional Shares (if any) to preserve the economic benefits intended to be provided to the Sellers under the terms of this Agreement in the event there is any change in or conversion of the Buyer Ordinary Shares and, accordingly, the Buyer Board of Directors shall make appropriate equitable adjustments in connection therewith, as determined in the good faith judgment of the Buyer Board of Directors.

(c) Neither Buyer, the Sellers, the Founders nor any Affiliate thereof shall take any action, directly or indirectly, with the intent or effect of influencing or manipulating the market prices of Buyer Ordinary Shares during any measurement period described in Sections 2.3(b) hereof.

Section 2.4 Adjustment to Closing Shares. In the event that, after redemption (if any) of the Buyer Ordinary Shares by certain existing shareholders of Buyer that elect to do so in connection with the Transaction contemplated herein, the amount of funds available to the Surviving Company in the Trust Account plus any new capital raised by the Surviving Company and/or the Company Group with the assistance of the Sponsors (as defined below) immediately after the Closing but before paying any Closing Expenses (collectively, "Available Funds") is equal to or less than US$1,250,000, Buyer shall issue additional 2,800,000 Buyer Ordinary Shares (the "Additional Shares") to the Sellers, allocated among the Sellers in such numbers as set forth in Schedule A-1 and Schedule A-2 hereof respectively; provided that the Surviving Company and the Company Group shall bear all Closing Expenses; and provided, further, that in the event the number of the Closing Shares are adjusted in accordance with Section 2.1(c), the number of the Additional Shares shall also be adjusted proportionally. The parties hereto further agree and acknowledge that they shall proceed with and complete the Transaction contemplated herein even if there is no Available Funds in the Trust Account at the Closing despite the good efforts of the parties to maximize the Available Funds.

Section 2.5 Adjustment to Buyer Ordinary Shares Owned by Sponsors. In the event that the gross Available Funds (before paying any Closing Expenses) immediately after the Closing is equal to or less than US$8,000,000, the Buyer shall cause Chun Yi Hao and Hope Ni (collectively, the "Sponsors") to deposit an aggregate of 421,875 Buyer Ordinary Shares (the "Sponsor Earn-Out Shares") owned and held by the Sponsors into an escrow account, and such shares shall be released immediately upon satisfaction of one of the following conditions:

(a) The Sponsors have helped the Company Group or the Surviving Company, either prior to or after the Closing, complete one or a series of financings that have raised, in an accumulative amount including the Available Funds, no less than US$8,000,000; or

(b) Within 10 months after the Completion of the Restructuring (as defined below), Buyer shall introduce at least 5 institutional investors to meet with the Company Group for the purpose of negotiating an investment in the Company Group or the Surviving Company. The Sponsors shall use their reasonable best efforts to help the Company Group or the Surviving Company complete such financing on or prior to May 20, 2010.

The Sponsors further acknowledge and agree that they will not participate in any dividend distribution of the Company Group unless and until such dividend distribution becomes payable to other shareholders of the Surviving Company including public shareholders.

The Sponsors further agree that in the event the Sponsors are required to deposit their Sponsor Earn-Out Shares in an escrow account as set forth in the first paragraph of this Section 2.5, the Sponsors, the Surviving Company and an escrow agent shall enter into an escrow agreement to be mutually agreed by the parties thereto.

Section 2.6 Seller Earn-Out Shares. The parties agree that if the Surviving Company achieves or exceeds the performance target as set out in this Section 2.6 (a) through (c) below following the Closing, up to 500,000 Buyer Ordinary Shares ("Seller

Earn-Out Shares") shall be issued to Realink Group Limited ("Realink"), one of the Sellers, at no cost.

(a) 200,000 Buyer Ordinary Shares shall be issued to Realink in the event the closing per share prices (or the closing bid, if no sales are reported) of the Buyer Ordinary Shares traded on the OTC Bulletin Board or any national securities exchanges where the Buyer Ordinary Shares are traded are at or above US$10.00 for 180 days (such 180 days may be calculated on a non-consecutive basis) out of 360 days during the period from the Closing Date to the second anniversary of the Closing Date.

(b) 200,000 additional Buyer Ordinary Shares shall be issued to Realink in the event the closing per share prices (or the closing bid, if no sales are reported) of the Buyer Ordinary Shares traded on the OTC Bulletin Board or any national securities exchanges where the Buyer Ordinary Shares are traded are at or above US$13.80 for 180 days (such 180 days may be calculated on a non-consecutive basis) out of 360 days during the period from the Closing Date to the third anniversary of the Closing Date.

(c) 100,000 additional Buyer Ordinary Shares shall be issued to Realink in the event the average daily trading volume of Buyer Ordinary Shares on the OTC Bulletin Board or any national securities exchanges where the Buyer Ordinary Shares are traded, according to www.finance.yahoo.com, is no less than 200,000 shares for 3 consecutive months during the period from the Closing Date to the second anniversary of the Closing Date.

For avoidance of doubt, if any of the foregoing targets is not achieved, the Seller Earn-Out Shares corresponding to such target shall not be issued.

The parties further agree that the Company will enter into a separate agreement with Realink Group Limited in the form and substance attached hereto as Exhibit B to specify the terms and conditions with respect to the Seller Earn-Out Shares.

ARTICLE III

CONDITIONS TO CLOSING

Section 3.1 Conditions to Each Party's Obligation to Effect the Transaction. The respective obligations of each Party to effect the Transaction are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) No Injunctions or Illegality. No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction.

(b) Buyer Shareholder Approval. The Buyer Shareholder Approval shall have been obtained.

(c) Control Documents. Each Warrantor shall have executed and delivered or have caused the other Warrantors to execute and deliver each of the Control Documents.

Section 3.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Transaction are subject to the satisfaction or waiver by Buyer at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.20 and 4.23 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), and (ii) all other representations and warranties set forth in Article IV (disregarding all qualifications or limitations as to "materiality" or "Company Material Adverse Effect") shall be true and correct in all material respects at and as of the Closing Date, as if made at the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), and the Warrantors shall have delivered to Buyer a certificate confirming the foregoing (i) and (ii) as of the Closing Date.

(b) Performance of Obligations of the Warrantors. Each and all of the covenants and agreements of the Warrantors to be performed or complied with pursuant to this Agreement shall have been performed and complied with in all material respects, and the Warrantors shall have delivered to Buyer a certificate confirming the foregoing as of the Closing Date.

(c) Material Adverse Effect. No Company Material Adverse Effect shall have occurred from and after the date hereof.

(d) Additional Agreements. Each of the Additional Agreements shall have been delivered (and executed, if applicable) by each of the parties to such Additional Agreements other than Buyer or Buyer's Affiliates.

(e) Opinion of PRC Counsel. Buyer shall have received from BR Attorneys-at-Law, a written opinion, dated the Closing Date, addressed to Buyer, in form and substance reasonably satisfactory to Buyer, on the basis of certain facts, representations and assumptions set forth in such opinion, in form and substance satisfactory to Buyer. In rendering such opinion, such counsel shall be entitled to require and rely upon customary representation letters executed by officers of Buyer, the BVI Company and the Hong Kong Company.

(f) Opinion of BVI and Hong Kong Counsel. Buyer shall have received from a BVI and a Hong Kong law firm, a written opinion, dated the Closing Date, addressed to Buyer, in form and substance reasonably satisfactory to Buyer, on the basis of certain facts, representations and assumptions set forth in such opinion, in form and substance satisfactory to Buyer. In rendering such opinion, such counsel shall be entitled to require and rely upon customary representation letters executed by officers of Buyer, the BVI Company and the Hong Kong Company.

(g) Regulatory Approvals. Except for those set forth in the Company Disclosure Statement, all Consents and Orders from any Governmental Entity (including

MOFCOM and SAIC, if applicable) required in connection with the execution, delivery and performance of any Transaction Documents or the consummation of the Transaction shall have been received. The registrations, filings and updates with any Governmental Entities as required in connection with the transactions contemplated by this Agreement shall have been duly completed. Buyer shall have received written confirmation of such Consents, Orders, registrations, filings and updates.

(h) Employment Agreements. Each of the Key Employees shall have executed and, at or prior to the Closing Date, delivered an Employment Agreement with WFOE in the form set out in Exhibit L-1. Each of the Senior Managers shall have executed and, at the Closing Date, delivered an Executive Employment Agreement with Buyer in the form set out in Exhibit L-2.

(i) Financial Statements. Buyer shall have received an audited consolidated financial statement of the Company Group for the fiscal years ended on August 31, 2008 and August 31, 2009, all prepared in accordance with GAAP. Buyer shall be satisfied, in its sole and absolute discretion, that such financial statements are not different in any material aspect from the Company Group management accounts for the periods ended on August 31, 2008 and August 31, 2009.

(j) Fairness Opinion. Buyer shall have received an opinion from either a third party financial advisor or a recommendation from Buyer's management or board of directors stating that, on the date of such opinion, the consideration payable by Buyer to the Sellers in connection with the Transaction as provided under Article II hereof is fair, from a financial point of view, to the unaffiliated shareholders of Buyer and that the combined fair market value of the Company Group is at least equal to 80% of the net asset value of Buyer.

(k) Reorganization Actions. The Company Group, the Founders and the Sellers shall have caused the actions set forth on Exhibit J (the "Reorganization Actions") to have taken effect.

(l) Share Purchase Agreement. The WFOE shall have entered into an undated share purchase agreement with each of the Domestic Shareholders in substantially the form attached hereto as Exhibit K, pursuant to which, the WFOE shall purchase all the equity interests held by such shareholders in the Domestic Company and complete the transaction within 6 months after the Closing.

(m) Due Diligence. The Buyer shall have completed its financial, business and legal due diligence of the members of the Company Group and shall be satisfied with the result of such due diligence.

(n) Supplementary Disclosure. If the Warrantors have given notice of changes pursuant to Section 6.11, the Buyer shall have provided a written notice to the Sellers that, despite of the information provided to the Buyer in connection with any or all of such changes, the Buyer seeks to proceed with the consummation of the transactions contemplated hereunder.

(o) Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by the members of the Company Group, the Founders and Sellers in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto,

duly certified by the respective member of the Company Group, the Founders and Sellers, as appropriate, as of the Closing, shall have been delivered to Buyer.

(p) The Company Proxy Information. The Company Proxy Information, at the time of distribution of the Proxy Statement, will accurately reflect the members of the Company Group, their businesses and the Sellers, and the Company Proxy Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Company Proxy Information not misleading.

(q) Execution of Lock-up Agreement and Escrow Agreement. The Sellers, Founders and Buyer, among other parties, shall have entered into a lock-up agreement and escrow agreement with respect to the Lock-up Shares (as defined below) to the reasonable satisfaction of Buyer.

(r) Employment of Chief Financial Officer and Financial Controller. The Domestic Company shall have entered into, and the Founders shall have caused the Domestic Company to enter into, an employment contract in the form attached hereto as Exhibit L-2 with such candidates acceptable to the Buyer and Sellers who will serve as the chief financial officer and financial controller of the Domestic Company respectively.

Section 3.3 Conditions to Obligations of the Warrantors. The obligations of the Warrantors to effect the Transaction are subject to the satisfaction or waiver by the Warrantors at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Sections 5.1 and 5.2 hereof shall be true and correct at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), and (ii) all other representations and warranties of Buyer in Article V (disregarding all qualifications or limitations as to "materiality" or "Buyer Material Adverse Effect") shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), and Buyer shall have delivered to the Warrantors a certificate signed by an executive officer of Buyer confirming the foregoing (i) and (ii) as of the Closing Date.

(b) Performance of Obligations of Buyer. Each and all of the covenants and agreements of Buyer to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been performed and complied with in all material respects, and Buyer shall have delivered to the Warrantors a certificate signed by an executive officer of Buyer confirming the foregoing as of the Closing Date.

(c) Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred from and after the date hereof.

(d) Additional Agreements. Each of the Additional Agreements shall have been delivered (and executed, if applicable) by each of the parties to such Additional Agreement other than the members of the Company Group, the Founders, the Sellers or any officers or employees of the Company Group.

(e) Supplementary Disclosure. If the Buyer has given notice of changes pursuant to Section 6.11, the Sellers shall have provided a written notice to the Buyer that,

despite of the information provided to the Sellers in connection with any or all of such changes, the Sellers are determined to proceed with the consummation of the transactions contemplated hereunder.

(f) Resignations. Effective as of the Closing Date, the existing directors and officers of Buyer who are not continuing as directors and officers of Buyer will have resigned and the copies of the resignation letters of such directors and officers shall have been delivered to the BVI Company and the Hong Kong Company, and such resigning directors and officers shall have no claim for employment compensation in any form from Buyer except for any reimbursement of outstanding expenses existing as of the date of such resignation.

(g) Board of Directors. Subject to Section 6.3 herein, the Buyer Board of Directors shall have caused the number of directors that will comprise the full Buyer Board of Directors at or immediately before the Closing to be six (6), initially to be Liu Yabin, Zhang Fude, Chun Yi Hao, Hope Ni, Li Jibing and Liu Chun.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Except as set forth in the Company Disclosure Statement, the BVI Company, the Hong Kong Company, the WFOE, the Domestic Company, the Founders and the Sellers (collectively, the "Warrantors") hereby represent and warrant to Buyer as follows:

Section 4.1 Ownership. The Persons set forth in Section 4.1 of the Company Disclosure Statement are the sole registered owners of all of the Company Ordinary Shares in the amounts set forth therein. Each Seller owns Company Ordinary Shares as indicated therein free and clear of any Liens. There are no options, warrants or other contractual rights outstanding which give any Person the right to acquire shares of the BVI Company and the Hong Kong Company, whether or not such rights are presently exercisable. There are no disputes, arbitrations or litigation proceedings pending or threatened with respect to Company Ordinary Shares.

Section 4.2 Qualification; Organization; Subsidiaries.

(a) Each member of the Company Group is duly organized, validly existing and in good standing under the Laws of its jurisdiction, and has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and is currently planned to be conducted. Each member of the Company Group is duly qualified to transact business in each jurisdiction in which the ownership, leasing or holding of its properties or the conduct or nature of its business makes such qualification necessary.

(b) The minute books of each member of the Company Group contain true, complete and accurate records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) or similar governing bodies and shareholders ("Corporate Records") of such entity since its inception date. Copies of such Corporate Records have been made available to Buyer.

(c) Minority Interest. Section 4.2(c) of the Company Disclosure Statement contains a list of (i) each company, corporation, partnership, joint venture or other entity in which each member of the Company Group directly or indirectly owns an equity interest but which is not a Subsidiary, and (ii) the percentage of such entity that is owned directly or indirectly by the applicable member of the Company Group and the name of the person or entity that controls such entity.

(d) Section 4.2(d) of the Company Disclosure Statement sets forth a complete and correct list of each Subsidiary of the BVI Company and the Hong Kong Company, along with the jurisdiction of organization and percentage of outstanding equity interests owned by the BVI Company or the Hong Kong Company of each such Subsidiary. All equity interests of such Subsidiaries held by the BVI Company or the Hong Kong Company (as applicable) have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. The BVI Company and the Hong Kong Company (as applicable) owns all of the outstanding equity securities of such Subsidiaries, free and clear of all Liens. Except for their respective Subsidiaries, each of the BVI Company and the Hong Kong Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(e) The Warrantors have delivered to Buyer a copy of each of the Organizational Documents of each of the BVI Company and the Hong Kong Company and each of their respective Subsidiaries, and each such copy is true, correct and complete, and each such instrument is in full force and effect. None of the Company Group is in violation of any of the provisions of its Organizational Documents.

Section 4.3 Authority.

(a) Each Warrantor has all requisite power and authority, corporate or otherwise, to execute and deliver each Transaction Document delivered or to be delivered by it and to perform all of its obligations under the Transaction Documents. All action, corporate or otherwise, necessary to be taken by the Board of Directors or comparable governing body of such Warrantor, if applicable, to authorize the delivery and performance of this Agreement, the other Transaction Documents and all other documents and instruments delivered by such Warrantor in connection with the Transaction has been duly and validly taken.

(b) Each Transaction Document to which a Warrantor is a party will be duly executed and delivered by such Warrantor and, when so executed and delivered and assuming the valid execution and delivery by the other parties thereto, will constitute the legal, valid and binding obligation of such Warrantor, enforceable against such Warrantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

(c) The respective boards of directors of the BVI Company and the Hong Kong Company has, by unanimous action by written consent (i) determined that this Agreement and the Transaction are advisable and fair to, and in the best interests of, the BVI Company or the Hong Kong Company (as applicable) and its shareholders, (ii) approved this Agreement and the Transaction, and (iii) recommended that the holders of the Company Ordinary Shares approve and adopt this Agreement and the Transaction.

Section 4.4 No Breach. None of the execution, delivery or performance by any Warrantor of any Transaction Document or the consummation of the Transaction does or will, with or without the giving of notice or the lapse of time or both, (a) result in the creation of any Lien (except for Permitted Liens) upon any of the properties or assets of any member of the Company Group or (b) conflict with, or result in a breach or violation of or a default under, require a consent under, or give rise to a right of amendment, termination, cancellation or acceleration of, any obligation or to a loss of a benefit under (i) the Organizational Documents of any member of the Company Group, (ii) any Company Material Contract, or (iii) any Law, license or Permit to which the Company Group or any of their properties or assets are subject.

Section 4.5 No Brokers. Except for Chardan Capital Markets, LLC and Maxim Group LLC, which are engaged through the Buyer and Morgan Capital Worldwide Investment, Inc., which is engaged by the Domestic Company as its advisor, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any of the Warrantors who is or will be entitled to any fee, commission or payment from any Warrantor or any of the Company Group in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction.

Section 4.6 Governmental Approvals. Other than as set forth on Section 4.6 of the Company Disclosure Schedule, no Consent or Order of, with or to any Governmental Entity is required to be obtained or made by any Warrantor or any of the Company Group in connection with the execution, delivery and performance of any Transaction Document or the consummation of the Transaction.

Section 4.7 Capitalization.

(a) As of the date hereof, the authorized capital stock of the BVI Company consists of 50,000 shares of ordinary shares, par value US$0.01 each. As of the date hereof, 50,000 shares of its ordinary shares are issued and outstanding. As of the date hereof, the authorized capital stock of the Hong Kong Company consists of 10,000 shares of ordinary shares, par value HK$1.00 each. As of the date hereof, 10,000 shares of its ordinary shares are issued and outstanding.

(b) The outstanding Company Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable Laws. Except as set forth above in Section 4.7(a), there are no Equity Securities of the BVI Company or the Hong Kong Company or any rights to subscribe for or to purchase or otherwise acquire, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any Equity Securities of the BVI Company or the Hong Kong Company or any other right the value of which relates to the value of the BVI Company or the Hong Kong Company's capital stock; and neither the BVI Company nor the

Hong Kong Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. Neither the BVI Company nor the Hong Kong Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the BVI Company or the Hong Kong Company on any matter. No Subsidiary of the BVI Company or the Hong Kong Company owns any Company Ordinary Shares or other equity interest in the BVI Company or the Hong Kong Company.

Section 4.8 Financial Information.

(a) Set forth in the Company Disclosure Statement are the management accounts of the combined balance sheets of the Company Group as of August 31, 2008 and August 31, 2009 (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared from the books, accounts and financial records of members of the Company Group and present fairly, in all material respects, in conformity with IFRS (as defined in Exhibit A) or GAAP applied on a consistent basis except to the extent provided in the notes to such financial statements, the combined financial position of the Company Group as of the dates set forth therein and the combined results of their operations for the periods set forth therein.

(b) The Company Group has no Liabilities of any kind or character except for Liabilities (i) in the amounts set forth or reserved on August 31, 2009, the Company Group balance sheet or the notes thereto, including contingent liabilities, (ii) arising after August 31, 2009 in the ordinary course of business and consistent with prior practice, or (iii) incurred in connection with this Agreement or the Transaction. Section 4.8(b) of Company Disclosure Statement contains an accurate and complete list and description of all Liabilities of the members of the Company Group other than those that have been reflected or reserved against on the Company Financial Statements which individually exceeds US$100,000 or, if related liabilities, collectively exceed US$100,000.

(c) To the knowledge of the Warrantors, (i) there are no material weaknesses in the internal controls relating to financial reporting or preparation of financial statements of any member of the Company Group, and (ii) there is no fraud relating to the financial reporting or preparation of financial statements of any member of the Group Company, whether or not material, involving the directors, management or other employees of any member of the Group Company.

(d) The Net Income of the Company Group for the fiscal year ended August 31, 2009 is no less than US$9,025,000

(e) Accounts Receivable. The accounts receivable of the members of the Company Group, both (i) as reflected on the Company Financial Statements, and (ii) created after August 31, 2009, are bona fide accounts receivable, created in the ordinary course of business and, subject to historical rates of uncollected liabilities, as reserved against on the Company Financial Statements, are good and collectible within periods of time normally prevailing in the Company Group's industry at the aggregate recorded amounts thereof.

(f) Inventory. The inventory of the members of the Company Group consists of items of quality and quantity useable or saleable in the ordinary course of business at regular sales prices, subject to (a) changes in price levels as a result of economic and

market conditions and (b) reserves reflected in the respective Company Financial Statements for spoiled and discontinued items.

Section 4.9 Absence of Certain Changes.

(a) Since August 31, 2009 and until the date hereof, each member of the Company Group has conducted its business only in the ordinary course in all material respects and there has not been a Company Material Adverse Effect.

(b) Since August 31, 2009 and until the date hereof, none of the members of the Company Group has taken any action or entered into any agreement which, if taken or entered into after the date hereof and prior to the Closing without the prior written consent of Buyer, would violate Section 6.1(a).

Section 4.10 Taxes.

(a) Each member of the Company Group has filed all Tax Returns required to be filed by it ("Company Tax Returns"); all such Company Tax Returns were correct and complete in all material respects; and all Company Tax Returns have been timely filed with the appropriate taxing authorities in all jurisdictions in which such Company Tax Returns are or were required to be filed, or requests for extensions have been timely filed and any such extensions have been granted and have not expired.

(b) All Taxes due and owing by each of the member of the Company Group (whether or not shown on any Company Tax Return) attributable to or arising during all periods ending on or prior to the Closing Date have been or will be fully paid or adequately provided for in the financial statements of the Company Group or the Surviving Company after the Closing.

(c) All Taxes of the members of the Company Group required to be paid with respect to any completed and settled audit, examination or deficiency Action with any taxing authority have been paid in full.

(d) There is no audit, examination, claim, assessment, levy, deficiency, administrative or judicial proceeding, lawsuit or refund Action pending or threatened in writing with respect to any Taxes of any member of the Company Group, and no taxing authority has given written notice of the commencement of any audit, examination or deficiency Action with respect to any such Taxes. The Warrantors have delivered to Buyer correct and complete copies of all Tax examination reports, closing agreements and statements of Tax deficiencies assessed against or agreed to by any member of the Company Group received since the date of its inception.

(e) There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of any member of the Company Group due for any taxable period, if any.

(f) None of the members of the Company Group has received written notice of any claim, and, to the knowledge of the Warrantors, no claim has ever been made, by any taxing authority in a jurisdiction where any member of the Company Group does not file Company Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g) No Liens for Taxes exist with respect to any of the assets or properties of any member of the Company Group.

(h) None of the members of the Company Group is liable for the Taxes of another Person (other than the members of the Company Group) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise.

(i) None of the members of the Company Group is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on any member of the Company Group with respect to any period following the Closing Date.

(j) None of members of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under any applicable Law).

(k) None of members of the Company Group has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.

Section 4.11 Buyer Proxy Statement. None of the information relating to the members of the Company Group supplied by the Warrantors, or by any other Persons acting on behalf of any member of the Company Group, for inclusion in the Proxy Statement will, as of on the date that the Proxy Statement is first mailed to the Buyer Shareholders (or any amendment or supplement thereto), at the time of the Buyer Shareholders' Meeting, or at the Closing, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading in any material respect.

Section 4.12 Assets and Properties.

(a) Each of the members of the Company Group has (i) good title to all of its real or tangible assets and properties (whether real, personal or mixed, or tangible) and (ii) valid leasehold interests in all of its real or tangible assets and properties which it leases, in each case (with respect to both clause (i) and (ii) above), free and clear of any Liens.

(b) Section 4.12 (b) of the Company Disclosure Statements contains a complete and accurate list of all real estate owned or leased by any member of the Company Group.

(c) Section 4.12(c) of the Company Disclosure Statement contains a complete and accurate list of all real estate leased, subleased or occupied by the members of the Company Group pursuant to a lease (the "Company Leased Premises"). Each member of the Company Group enjoys peaceful and undisturbed possession of all Company Leased Premises.

(d) All of the tangible assets and properties owned or leased by each member of the Company Group are adequately maintained and are in good operating condition and repair and free from any defects.

Section 4.13 Contracts. Each member of the Company Group (and, to the knowledge of the Warrantors, each of the other party or parties thereto) has performed all obligations required to be performed by it under each Company Material Contract. No event has occurred or circumstance exists with respect to any member of the Company Group or, to the knowledge of the Warrantors, with respect to any other Person that (with or without lapse of time or the giving of notice or both) does or may contravene, conflict with or result in a violation or breach of or give any member of the Company Group or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any Company Material Contract. To the knowledge of the Warrantors, no party to any Company Material Contract has repudiated any provision thereof or terminated any Company Material Contract. All Company Material Contracts are valid and binding on the applicable member of the Company Group and, to the knowledge of the Warrantors, the other parties thereto, and are in full force and effect. The Warrantors have provided to Buyer true, accurate and complete copies or originals of the Company Material Contracts.

Section 4.14 Litigation. There is no (i) judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any arbitrator, court or other Governmental Entity to which any member of the Company Group is party or by which any member of the Company Group or any assets thereof is bound, and which relates to or affects any member of the Company Group, the assets, properties, Liabilities or employees of any member of the Company Group is in effect and (ii) Action pending or, to the knowledge of the Warrantors, threatened against any member of the Company Group or the assets or properties of any member of the Company Group.

Section 4.15 Environmental Matters.

(a) None of the members of the Company Group has any Liability under any applicable Law existing and in effect on the date hereof relating to pollution or protection of the environment (an "Environmental Law") or under any Contract with respect to or as a result of the presence, discharge, generation, treatment, storage, handling, removal, disposal, transportation or release of any substance defined as hazardous, toxic or a pollutant under any Environmental Law ("Hazardous Materials"). The Company Group is and has been at all times in compliance in all respects with all Environmental Laws.

(b) Other than with regard to customary filings and notice obligations, none of the Company Group has received any notice of violation or potential Liability under any Environmental Laws from any Person or any Governmental Entity or any inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of the Company Group. None of the Company Group is subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the knowledge of the Warrantors, threatened, against any member of the Company Group under any Environmental Law. None of the Company Group has entered into any agreement pursuant to which any member of the Company Group has assumed or will assume any liability under Environmental Laws, including, without limitation, any obligation for costs of remediation, of any other Person.

(c) To the knowledge of the Warrantors, there has been no release or threatened release of a Hazardous Material on, at or beneath any of the Company Leased Premises or other properties currently or previously owned or operated by any member of the Company Group or any surface waters or ground waters thereon or thereunder which requires any disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by any member of the Company Group, or which would be expected to give rise to any other liability or damages to any member of the Company Group under any Environmental Laws.

(d) No member of the Company Group has arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, in a manner that has given, or could reasonably be expected to give, rise to any liability for any damages or costs of remediation.

(e) The Warrantors have made available to Buyer copies of all environmental studies, investigations, reports or assessments concerning the Company Group, the Company Leased Premises and any real property currently or previously owned or operated by any member of the Company Group.

Section 4.16 Compliance with Applicable Law. Each of the members of the Company Group is in compliance and has complied at all times with all Laws applicable to such member of the Company Group in all material respects. No claims or complaints from any Governmental Entities or other Persons have been asserted or received by any member of the Company Group within the past three years related to or affecting any member of the Company Group and, to the knowledge of the Warrantors, no claims or complaints are threatened, alleging that any member of the Company Group is in violation of any Laws or Permits applicable to the such member of the Company Group. To the knowledge of the Warrantors, no investigation, inquiry or review by any Governmental Entity with respect to any member of the Company Group is pending or threatened.

Section 4.17 Permits. Each of the members of the Company Group has all the Permits (the "Company Permits") that are necessary for such member of the Company Group to conduct its business and operations in compliance with all applicable Laws and each member of the Company Group has complied with all of the terms and requirements of the Company Permits.

Section 4.18 Employee Matters.

(a) Section 4.18(a) of the Company Disclosure Statement includes a complete list of all employee Benefit Plans. Other than statutory social insurance plans operated under the Laws of the PRC or any statutory employee benefits under the Laws of the PRC, none of the members of the Company Group provides or is obligated to provide any retirement, social insurance, life insurance, medical, dental or other welfare benefits provided on ill-health, injury, death disability or on termination of employment (whether voluntary or involuntary) to any current or former employees, officers, consultants, independent contractors or agents of any member of the Company Group. Except as otherwise disclosed in the Company Disclosure Schedule, no member of the Company Group is a party or is bound by any currently effective deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, vacation, hospitalization, medical or other plan, policy, trust or arrangement or other employee compensation agreement (other than those statutorily required under the Laws of the PRC). All members of the Company Group

have complied with all applicable Laws relating to any of the Employee Benefit Plans, all such contributions and payments required to be made by any employees of any member of the Company Group with respect to the employee benefits have been fully deducted and paid to the relevant Governmental Entity, and no such deductions have been challenged or disallowed by any Governmental Entity or any employee of any member of the Company Group.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) require the funding of any trust or other funding vehicle, (ii) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment (including forgiveness of indebtedness) or benefit to any employee, officer or director of any member of the Company Group, or (iii) result in any limitation on the right of any member of the Company Group to amend, merge or terminate any Employee Benefit Plan or related trust.

(c) No labor organization or group of employees of any member of the Company Group has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with any labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or threatened against or involving any member of the Company Group. Each of the members of the Company Group is in compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

Section 4.19 Insurance.

(a) The insurance policies and surety bonds which each member of the Company Group maintains with respect to their assets, Liabilities, employees, officers or directors ("Company Insurance Policies"), (i) are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of any Transaction Document or consummation of the Transaction; and (ii) are sufficient for compliance with all requirements of Law and Contracts of such member of the Company Group. Each member of the Company Group is current in all premiums or other payments due under each Company Insurance Policy and has otherwise performed all of its obligations thereunder.

(b) None of the members of the Company Group has received during the past three years from any insurance carrier with which it has carried any insurance (i) any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights in respect of claims that are or would be reasonably be expected to be material to such member of the Company Group or (ii) any notice of cancellation or any notice that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any Company Insurance Policy is not willing or able to perform its obligations thereunder.

Section 4.20 Transactions with Affiliates.

Except for agreements related to employment with any member of the Company Group or as otherwise provided in Section 4.20 of the Company Disclosure Statement, (i) there are no transactions, agreements, arrangements or understandings between any member of the Company Group, on the one hand, and any director, officer or shareholder (or Affiliate thereof) of any member of the Company Group, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (if the Securities Act were applicable to the BVI Company or the Hong Kong Company), (ii) no director, officer or employee of any member of the Company Group or Affiliate of the BVI Company or the Hong Kong Company (other than members of the Company Group) has any interest in any Company Material Contract, tangible asset or Intellectual Property (other than through such Person's equity interest) that is used by any member of the Company Group in the conduct of its business as it has been conducted prior to the Closing Date, and (iii) no Affiliate of any director, officer or employee of any member of the Company Group has entered into any agreement whereby such Person owes any Indebtedness to or is owed any Indebtedness from any member of the Company Group, other than employment relationships and compensation, benefits, repayment of travel, entertainment and other advances made in the ordinary course of business consistent with past practice.

Section 4.21 Intellectual Property.

(a) Each of the members of the Company Group owns or has a valid license or right to use all Intellectual Property, free and clear of any liens and security interests.

(b) Section 4.21(b) of the Company Disclosure Statement sets forth as of the date hereof all Intellectual Property, owned by the members of the Company Group specifying as to each (i) the nature of such right, (ii) the ownership thereof, (iii) the Governmental Entity that has issued or recorded a registration or certificate or similar document with respect thereto or with which an application for such a registration, certificate or similar document is pending and (iv) any applicable registration, certificate or application number, and all material license agreements relating to any Intellectual Property (other than license agreements (i) in which grants of Intellectual Property are incidental or (ii) granting rights to use readily available commercial software) to which any member of the Company Group is a party.

(c) Section 4.21(c) of the Company Disclosure Statement sets forth an accurate and complete list and description of all material inventions and trade secrets that each member of the Company Group has formally documented and that are owned, used, controlled, authorized for use or held by, or licensed to, each member of the Company Group that relate to or are necessary to the Business, including as conducted at or prior to Closing or as proposed to be conducted by each member of the Company Group, together with a designation of the ownership thereof.

(d) Section 4.21(d) of the Company Disclosure Statement sets forth an accurate and complete list and description of all Software used by each member of the Company Group in connection with the Business, including as conducted at or prior to Closing or as proposed to be conducted by each member of the Company Group, together with a designation of ownership.

(e) Section 4.21(e) of the Company Disclosure Statement sets forth an accurate and complete list and description of all licenses, sublicenses, and other Contracts

pursuant to which (i) any Person is authorized to use any Intellectual Property rights used in connection with the Business or (ii) any right of any member of the Company Group in, or such entity's use of, any Intellectual Property right used in connection with the Business is otherwise materially affected.

(f) Section 4.21(f) of the Company Disclosure Statement sets forth an accurate and complete list and description of all licenses, sublicenses, and other Contracts pursuant to which any member of the Company Group is authorized to use, or can be authorized to use (through, for example, the grant of a sublicense), any Intellectual Property owned by any other Person (including any rights enjoyed by any member of the Company Group by reason of its relationship with one of its Affiliates) in connection with the Business.

(g) The consummation of the Transactions will not materially impair or materially alter the right of the members of the Company Group to use the Intellectual Property, any Software used by the members of the Company Group in the ordinary course of business, or any information technology, telecommunications, network and peripheral equipment used by the members of the Company Group.

(h) There is no infringement, opposition, interference or cancellation suits, Actions or proceedings pending or, to the knowledge of the Warrantors, threatened, before any court, patent office or registration authority in any jurisdiction against any member of the Company Group with respect to any Intellectual Property. No Person is infringing or misappropriating, or has infringed or misappropriated any of the Intellectual Property. The Intellectual Property that is registered and owned by each of the members of the Company Group is valid, enforceable and subsisting and nothing has been done or omitted to be done which may cause any of it to cease to be so. Each member of the Company Group owns or otherwise has the legal right to use all information technology, telecommunications, network and peripheral equipment used by such member of the Company Group.

Section 4.22 Sufficiency of Assets. The business and operations of the Company Group, taken together, constitute substantially all of the business reflected on the Company Financial Statements as of August 31, 2009.

Section 4.23 Shareholder Approval. In accordance with the applicable laws and the their respective Organizational Documents, the shareholders of each member of the Company Group have, by written consent, approved and adopted this Agreement and the Transaction, and such consent shall not be rescinded, revoked or impaired in any manner. Other than such consent, no other vote, approval or consent of holders of the securities of any members of the Company Group is required to authorize and approve the consummation of the Transaction.

Section 4.24 Relationships with Suppliers. Section 4.24 of the Company Disclosure Statement sets forth a list of the top five Suppliers of the members of the Company Group, in each case listing the dollar amounts paid by the applicable member of the Company Group to such Suppliers for the year ended August 31, 2009. No such Supplier has cancelled or otherwise terminated or materially reduced or materially and adversely modified its relationship with the applicable member of the Company Group, nor has any such Supplier expressed to the Company Group its intention to do any of the foregoing, whether as a result of the Transaction or otherwise.

Section 4.25 Trust Account. Warrantors hereby acknowledge that they have reviewed the final prospectus of Buyer, dated May 15, 2008 (the "Prospectus") and the Investment Management Trust Agreement by and between Buyer and Continental Stock Transfer & Trust Company, dated as of May 21, 2008 (the "Trust Agreement"), and are aware that disbursements from the Trust Account are available only in the limited circumstances set forth therein.

Section 4.26 No Restrictions under the BVI, Hong Kong or PRC Law. Prior to the date of this Agreement, the respective boards of directors of the BVI Company and the Hong Kong Company have taken all action necessary so that any restrictions on business combinations contained in the BVI, Hong Kong or PRC Law (if any) will not apply with respect to or as a result of this Agreement, the Transaction Documents, the Reorganization Actions, any other Transaction Documents or the transactions contemplated hereby or thereby, including the Transaction, without any further action on the part of the Founders or the respective boards of the directors of the Sellers, the BVI Company, the Hong Kong Company, the WFOE and the Domestic Company. No other takeover statute is applicable to the Transaction.

Section 4.27 Compliance with PRC Anti-Corruption Laws. None of the Company Group, their respective directors, officers, employees, representatives or agents has violated any applicable PRC Laws that prohibit directly or indirectly making any payment (including any kick-back or commission) or giving other thing of value (including any fee, gift, travel expense or entertainment) to any person who is an official, officer, agent, employee or representative of any Governmental Entity or any existing or prospective customer (whether or not government-owned) in order to gain any business, commercial or financial advantage or benefit.

Section 4.28 Foreign Corrupt Practices Act. No member of the Company Group, nor to the knowledge of the Warrantors, any agent or other Person acting on behalf of any of the Company Group, has, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to any Governmental Entity's officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by any member of the Company Group (or made by any Person acting on their behalf) which is in violation of any legal requirement, or (iv) has violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

Section 4.29 PFIC. Neither the BVI Company nor the Hong Kong Company is nor does it or intend to become a "passive foreign investment company" within the meaning of Section 1297 of the Code.

Section 4.30 OFAC. No member of the Company Group, any director or officer of any member of the Company Group, or, to the knowledge of the Warrantors, any agent, employee, Affiliate or Person acting on behalf of any member of the Company Group is currently identified on the specially designated nationals or other blocked Person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"); and no member of the Company Group has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in violation of any U.S. sanctions administered by OFAC.

Section 4.31 Money Laundering Laws. The operations of each member of the Company Group are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any member of the Company Group with respect to the Money Laundering Laws is pending or, to the best knowledge of the Warrantors, threatened.

Section 4.32 Additional PRC Representations and Warranties.

(a) All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of each member of the Company Group have been duly obtained from the relevant PRC Governmental Entity or their respective local counterparts and are in full force and effect.

(b) All filings and registrations with the PRC Governmental Entities required in respect of each member of the Company Group and its operations including, without limitation, the registration with and/or approval by the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs offices and other PRC Governmental Entities that administer foreign investment enterprises have been duly completed in accordance with the relevant PRC rules and regulations.

(c) Each member of the Company Group has complied with all relevant PRC laws and regulations regarding the contribution and payment of their registered share capital, the payment schedule of which has been approved by the relevant PRC Governmental Entity. There are no outstanding rights to acquire, or commitments made by any member of the Company Group to sell, any of their respective Equity Securities.

(d) None of the members of the Company Group is in receipt of any letter or notice from any relevant PRC Governmental Entity notifying it of the revocation, or otherwise questioning the validity, of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Entity for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by each member of the Company Group.

(e) The members of the Company Group have conducted their business activities within their respective permitted scope of business or have otherwise operated their businesses in compliance, in all material respects, with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Entities. As to licenses, approvals and government grants and concessions requisite or material for the conduct of any part of the businesses of each member of the Company Group, which are subject to periodic renewal, none of the Warrantors have any knowledge of any grounds on which such requisite renewals may not be granted by the relevant PRC Governmental Entities.

(f) With regard to employment and staff or labor, each member of the Company Group has complied with all applicable PRC laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

Section 4.33 Stamp Duty; Transfer Taxes. No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of Buyer to any Governmental Entity in the Cayman Islands, Hong Kong, the PRC or any other applicable jurisdiction or any political subdivision or taxing authority thereof or therein (other than on the net income of Buyer where the net income of Buyer is otherwise subject to taxation by the applicable jurisdiction), in connection with the Transaction.

Section 4.34 Suitability of Investment.

(a) Each of the Sellers has not and will not, directly or indirectly, offer, sell, transfer, assign, exchange or otherwise dispose of all or any part of the Buyer Ordinary Shares, except in accordance with applicable Laws, including, but not limited to, securities Laws, as well as the provisions of this Agreement, the other Transaction Documents and the Memorandum and Articles of Association of Buyer as long as such documents remain in effect;

(b) Each of the Sellers has determined that the Buyer Ordinary Shares are a suitable investment for such shareholder and that such of the Sellers can bear the economic risk of the acquisition of the Buyer Ordinary Shares;

(c) Each of the Sellers (i) certifies that such shareholder is not a "U.S. person" within the meaning of Rule 902 of Regulation S, and that such shareholder is not acquiring the Buyer Ordinary Shares for the account or benefit of any such U.S. person, (ii) agrees to resell the Buyer Ordinary Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such Buyer Ordinary Shares unless in compliance with the Securities Act, (iii) agrees that any certificates for any Buyer Ordinary Shares issued to such shareholder shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration and that hedging transactions involving such Buyer Ordinary Shares may not be conducted unless in compliance with the Securities Act, and (iv) agrees that Buyer is hereby required to refuse to register any transfer of any Buyer Ordinary Shares issued to such shareholder not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

Section 4.35 Proposed Business Plan. Prior to the date hereof, the Warrantors have delivered to Buyer a proposed business plan that contains, among others, detailed proposed financial projections (including all the relevant assumptions), capital expenditure plan, operational budgets and financial plan for the years ended August 31, 2009 and August 31, 2010 on an annual basis (the "Proposed Business Plan"). The Proposed Business Plan and the financial and other projections contained therein were prepared in good faith based on the Company Group's management's experience in the industry and on assumptions of fact and opinion as to future events which they, at the date of the issuance of the Proposed Business Plan, believed to be reasonable, consistent with past practice and on a realistic basis after careful examination and due consideration of all other relevant factors. As of the date hereof, no facts have come to the attention of the Warrantors or the management of the Company Group which would be reasonably expected to require the material revision of the assumptions underlying such projections, estimates and other forward-looking information or the conclusions derived therefrom.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer SEC Reports and the Buyer Disclosure Statement, Buyer represents and warrants to the BVI Company and the Hong Kong Company as follows:

Section 5.1 Organization.

(a) Buyer is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Buyer has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted and as it will be conducted through the Closing Date. Buyer is duly qualified to transact business in each jurisdiction in which the ownership, leasing or holding of its properties or the conduct or nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Buyer Material Adverse Effect. Buyer is not, and has not been, in violation of any of the provisions of its Organizational Documents.

(b) Buyer does not have any Subsidiaries or own beneficially or otherwise, directly or indirectly, any Equity Securities or ownership interest in, or have any obligation to form or participate in, any other Person (including the BVI Company and the Hong Kong Company). No Person "related" to Buyer owns, beneficially or otherwise, any Equity Securities or any other ownership interest in the BVI Company or the Hong Kong Company, or has any right or obligations to acquire any such Equity Securities or other ownership interest, other than pursuant to this Agreement.

Section 5.2 Authority. Subject to obtaining shareholder approval of the contemplated amendment to its Memorandum and Articles of Association, Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents and, subject to the requirement to obtain shareholder approval, to consummate the Transaction.

Section 5.3 Binding Obligation. This Agreement and the other Transaction Documents, when duly executed and delivered by Buyer, as applicable, constitute the valid, binding, and enforceable obligation of Buyer, enforceable in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) as enforceability of any indemnification provision may be limited by securities Laws and public policy and (iii) as enforceability may be limited by the absence of shareholder approval.

Section 5.4 No Breach. None of the execution, delivery or performance by Buyer of any Transaction Document delivered or to be delivered by it or the consummation of the Transaction does or will, with or without the giving of notice or the lapse of time or both (a) except as would not have a Buyer Material Adverse Effect, result in the creation of any Lien upon any of the properties or assets of Buyer, or (b) conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment,

termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) any Organizational Documents of Buyer, (ii) any Buyer Contract or (iii) assuming compliance with the matters referred to in Section 5.6 of the Buyer Disclosure Statement, any Law, license, Permit or other requirement to which Buyer's properties or assets are subject, except, in the case of clauses (ii) and (iii), for any conflicts, breaches, violations or defaults as would not have a Buyer Material Adverse Effect.

Section 5.5 No Brokers. Except for Chardan Capital Markets, LLC and Maxim Group LLC, who acted as underwriters for the initial public offering of the Buyer and a proxy solicitor or investment bankers that may be retained for the Transaction contemplated hereunder on a later date, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who is or will be entitled to any fee, commission or payment from Buyer in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction.

Section 5.6 Governmental Approvals. Except as would not have a Buyer Material Adverse Effect, any approval required pursuant to the Companies Law or expressly contemplated by this Agreement, no Consent or Order of, with or to any Governmental Entity is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance by Buyer of any Transaction Document or the consummation by Buyer of the Transaction.

Section 5.7 Capitalization.

(a) The Buyer Disclosure Statement sets forth in Section 5.7 (i) the authorized Equity Securities of Buyer, (ii) the number of Equity Securities of Buyer that are issued and outstanding, (iii) the number of issued and outstanding Buyer Ordinary Shares owned, directly or indirectly, by the Sponsors, (iv) the number of Equity Securities of Buyer held in treasury, and (v) the number of Equity Securities of Buyer that are reserved for issuance.

(b) No shares of capital stock or other securities of Buyer (other than the Buyer Ordinary Shares and the Buyer Warrants) are issued, or outstanding. All of the outstanding Buyer Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. There are no bonds, debentures, notes or other Indebtedness of any type whatsoever of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any shareholders of Buyer may vote. Other than the Buyer Warrants, the rights granted to the Warrantors under this Agreement and pursuant to the Transaction Documents, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire from Buyer, or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of capital stock of Buyer or any other securities of Buyer and, other than as set forth in Section 5.7(b) of the Buyer Disclosure Statement, Buyer is not obligated, pursuant to any securities, options, warrants, calls, demands, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem any capital stock of Buyer, any other securities of Buyer or any interest in or assets of Buyer to or from any Person or to issue, deliver, sell, purchase or redeem any stock appreciation rights or other Contracts relating to any capital stock or other securities of Buyer to or from any Person.

(c) Except as contemplated by the Transaction Documents, there is no voting trust, proxy, rights plan, anti-takeover plan or other Contracts or understandings to which Buyer is a party or by which Buyer is bound with respect to any Equity Security of Buyer.

Section 5.8 Absence of Undisclosed Liabilities.

Buyer has no Liabilities of any kind or character except for Liabilities (i) in the amounts set forth or reserved on December 31, 2008 Buyer balance sheet or the notes thereto, as included in the Form 20F Buyer furnished to the SEC on June 26, 2009 (the "December 31, 2008 Buyer Balance Sheet"), including contingent liabilities, (ii) arising after June 30, 2008 in the ordinary course of business, (iii) incurred in connection with this Agreement or the Transaction, or (iv) which are not, individually or in the aggregate, material; provided, that any Liabilities outstanding as of the date hereof in excess of $100,000 individually which are not set forth or reserved on the December 31, 2008 Buyer Balance Sheet are set forth in Section 5.8 of the Buyer Disclosure Statement.

Section 5.9 Absence of Certain Changes.

(a) Since December 31, 2008 and until the date hereof, Buyer has conducted its business only in the ordinary course in all material respects and there has not been a Buyer Material Adverse Effect.

(b) Since December 31, 2008 and until the date hereof, Buyer has not taken any action which, if taken after the date hereof and prior to the Closing without the prior written consent of the Warrantors, would violate Section 6.1(b).

Section 5.10 Assets and Properties.

(a) Buyer has (i) good title to all of its real or tangible material assets and properties (whether real, personal or mixed, or tangible) (including all assets and properties recorded on the December 31, 2008 Buyer Balance Sheet, other than assets and properties disposed of in the ordinary course of business since December 31, 2008) and (ii) valid leasehold interests in all of its real or tangible assets and properties which it leases, in each case (with respect to both clauses (i) and (ii) above), free and clear of any Liens.

(b) Buyer does not own any real property.

Section 5.11 Contracts.

(a) Section 5.11 of the Buyer Disclosure Statement lists all of the Buyer Contracts.

(b) Each Buyer Contract is valid, binding and enforceable against Buyer and, to the knowledge of Buyer, against each other party thereto in accordance with its terms, and is in full force and effect. Buyer has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Buyer Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. To the knowledge of Buyer, no other party to any Buyer Contract is in material default in respect thereof.

Section 5.12 Litigation. There are no material Actions pending or, to the knowledge of Buyer, threatened, before any Governmental Entity, or before any arbitrator, of any nature, brought by or against any of Buyer or, to the knowledge of Buyer, any of its respective officers or directors involving or relating to Buyer or the assets, properties or rights of Buyer or the transactions contemplated by this Agreement. There is no material judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator, of any nature outstanding or, to the knowledge of Buyer, threatened against Buyer.

Section 5.13 Environmental Matters. Except as would not have a Buyer Material Adverse Effect, Buyer does not have any Liability under any applicable Environmental Law or under any Contract with respect to or as a result of the presence, discharge, generation, treatment, storage, handling, removal, disposal, transportation or Release of any Hazardous Material.

Section 5.14 Compliance with Applicable Law. Except as would not have a Buyer Material Adverse Effect, (i) Buyer is in compliance and has complied with all Laws applicable to Buyer and its business, and (ii) no claims or complaints from any Governmental Entities or other Persons have been asserted or received by Buyer since formation related to or affecting Buyer and its business and, to the knowledge of Buyer, no claims or complaints are threatened, alleging that Buyer is in violation of any Laws or Permits applicable to Buyer and its business.

Section 5.15 Insurance. Except for directors' and officers' liability insurance, Buyer does not maintain any insurance policies or surety bonds.

Section 5.16 Buyer SEC Reports.

(a) Buyer has timely filed all required registration statements (including the registration statement on Form F-1 (File No. 333-150489)), reports, schedules, forms, statements and other documents required to be filed by it with the SEC since April 29, 2008 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the "Buyer SEC Reports"). None of the Buyer SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements, if any, (including, in each case, the notes and schedules, if any, thereto) included in the Buyer SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 6-K of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Buyer as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) The information in the Proxy Statement (other than information relating to the Company Group supplied by the Warrantors for inclusion in the Proxy Statement) will not, as of the date of its distribution to the Buyer Shareholders (or any amendment or supplement thereto) or at the time of the Buyer Shareholders' Meeting, contain

any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

Section 5.17 Required Vote of the Buyer Shareholders. The affirmative vote of holders of a majority of the Buyer Ordinary Shares (i) issued in its initial public offering present and voting at the Buyer Shareholders Meeting to approve the Transaction contemplated by this Agreement, (ii) present and voting to approve the issuance and sale of the Buyer Ordinary Shares, assuming a quorum is present at the Buyer Shareholders Meeting, and (iii) outstanding to approve amendments to the Memorandum of Association and Articles of Association of Buyer as required so that the Memorandum of Association and Articles of Association of Buyer can be amended and restated in the form set forth in Exhibit G and Exhibit H, are the only votes of holders of securities of Buyer which are required to obtain the Buyer Shareholder Approval and to authorize the consummation of the Transaction (provided that, even if such vote were obtained, the Buyer Shareholder Approval shall be deemed not to have occurred if holders of 35% or more of the shares of Buyer Ordinary Shares that were issued in Buyer's initial public offering vote against the Transaction and properly elect redemption of their shares).

Section 5.18 Transactions with Affiliates. Except as contemplated by the Transaction Documents, there are no Contracts or transactions between Buyer and any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act and no loans by Buyer to any of its employees, officers or directors, or any of its Affiliates.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business.

(a) Each Warrantor, jointly and severally, covenants and agrees that, from the date hereof through the Closing Date, except as otherwise set forth in this Agreement or with the prior written consent of Buyer, such Warrantor shall, and shall cause the other Warrantors to, comply with the following:

(i) Each member of the Company Group shall carry on its business in all material respects in the ordinary course of business consistent with past practice and preserve intact relationships with the customers, suppliers and other Persons with which it has contractual relationships (the "Relationships") and keep available the services of its present officers and key employees.

(ii) Each member of the Company Group shall not, nor will it cause or permit any of its Subsidiaries to, do any of the following:

(1) amend or propose to amend its Organizational Documents;

(2) except as contemplated on or before the execution of this Agreement which has been disclosed in the Company Disclosure Schedule,

pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the Equity Securities of any member of the Company Group, or enter into any discussions or negotiations with any other party to do so;

(3) acquire or redeem, directly or indirectly, or amend any of its Equity Securities;

(4) make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any shares of capital stock or other Equity Securities;

(5) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it;

(6) forgive any loans to any of its employees, officers or directors, or any of its Affiliates;

(7) (A) incur or assume any long-term or short-term Indebtedness or issue any debt securities, or (B) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(8) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity or ownership interest therein;

(9) sell or dispose of (by merger, consolidation or sale of stock or assets) any other Person or any equity or ownership interest therein;

(10) make any change in any of the accounting principles or practices used by it except as required by Law or GAAP, or as recommended by the independent auditors of the Company Group;

(11) acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions;

(12) take any action, or fail to take any action, which action or failure to act could reasonably be expected to prevent the Transaction from occurring;

(13) enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding between (A) any member of the Company Group, on the one hand, and (B) any Affiliate of the BVI Company or Hong Kong Company (other than any of the Hong Kong Company's Subsidiaries), on the other hand, of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (if the BVI Company and the Hong Kong Company were subject thereto);

(14) (A) amend, modify, waive, release any terms of, or grant, assign or transfer any of its material rights or claims under, any Contracts

governing the Relationships in a manner materially adverse to the members of the Company Group or (B) terminate any Contracts governing the Relationships;

(15) change any material Tax election, amend any Tax Returns, change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(16) enter into, amend, or extend any collective bargaining agreement;

(17) grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of BVI Company, the Hong Kong Company or any other member of the Company Group's capital stock or other equity-based award, with respect to the Company Ordinary Shares under the Company Stock Plan or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(18) except as required under applicable Law, (A) increase in any manner the compensation or benefits of any of the current or former directors, executive officers, Key Employees, consultants, independent contractors or other service providers of any member of the Company Group (collectively, "Employees"), other than increases in the ordinary course of business for Employees (other than directors), (B) become a party to, establish, amend in any manner that increases the costs thereunder, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (other than (1) agreements evidencing awards and payments made under Employee Benefit Plans existing as of the date hereof made in the ordinary course of business or (2) new arrangements with respect to Employees hired after the date hereof), (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Employee Benefit Plans or employment agreements, (D) cause the funding of any arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (F) (x) hire employees in the position of executive officer (except for replacement hires or hires currently budgeted for) or (y) terminate the employment of any executive officer, other than termination for cause;

(19) acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for transactions in the ordinary course of business;

(20) settle or compromise any pending or threatened Action or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, in each

case which is material to the business (other than (A) the payment of Liabilities in the ordinary course of business and (B) the payment of Liabilities existing on the date hereof pursuant to their terms);

(21) (A) enter into a Contract that would be deemed a Company Material Contract hereunder if in effect as of the date hereof or (B) amend or modify in any material respect or terminate any Company Material Contract, or waive, release, grant, assign or transfer any of its material rights or claims thereunder;

(22) waive, settle, or release any material rights or claims of it (including material claims or rights relating to Intellectual Property) against third parties; or enter into a Contract to do any of the foregoing or, notwithstanding anything in this Section 6.1(a)(ii)(22), knowingly take (A) any action which is reasonably expected to result in any of the conditions to the consummation of the Transaction not being satisfied or (B) any action which would materially impair the consummation of the Transaction in accordance with the terms hereof or be reasonably expected to materially delay such consummation.

(b) From the date hereof until the Closing Date, Buyer shall not do any of the following:

(i) propose to adopt any amendments to or amend its Organizational Documents (other than as provided in Section 6.2 and Section 6.12);

(ii) except as required to consummate the Transaction and to comply with this Agreement, authorize for issuance, issue, sell, deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) securities) any of its securities;

(iii) acquire or redeem, directly or indirectly, or amend any of its securities or make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any of its equity interests or any shares of capital stock, except, in each case, in connection with the exercise of redemption rights by Buyer Shareholders pursuant to paragraph 3 of Article 170 of Buyer's Amended and Restated Articles of Association;

(iv) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(v) make any change in any of the accounting principles or practices used by it except as required by Law or GAAP, or as recommended by the independent auditors of the Buyer;

(vi) enter into any Contract to do any of the foregoing or knowingly take any action which is reasonably expected to result in any of the conditions to the consummation of the Transaction not being satisfied or knowingly take any action which would materially impair its ability to consummate the Transaction in accordance with the terms hereof or be reasonably expected to materially delay such consummation; or

(vii) enter into any Buyer Contract.

Section 6.2 Proxy Statement; Buyer Shareholders' Meeting.

(a) As promptly as practicable after the execution of this Agreement, Buyer will prepare and furnish the Proxy Statement to the SEC. Buyer will use its commercially reasonable efforts to mail the Proxy Statement to its shareholders promptly. As promptly as practicable after the execution of this Agreement, Buyer will prepare and file any applicable other filings required under the Securities Act or the Exchange Act or any other Federal, foreign or Blue Sky Laws relating to the Transaction (collectively, the "Other Filings"). Buyer shall permit the BVI Company and the Hong Kong Company to participate in the preparation of the Proxy Statement and any exhibits, amendment or supplement thereto and shall consult with the BVI Company and the Hong Kong Company and their respective advisors with respect thereto and shall not submit the Proxy Statement or any exhibits, amendments or supplements thereto to the SEC without the prior consent of the BVI Company and the Hong Kong Company, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that it shall not be deemed reasonable to withhold, condition or delay consent to prevent or object to the disclosure of a fact, circumstance or item that is required to be disclosed by applicable Law, rule or regulation or by the staff of the SEC after reasonable consideration of all relevant facts and circumstances). Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, the BVI Company, the Hong Kong Company or Buyer, as the case may be, will promptly inform the other party of such occurrence and cooperate in furnishing to the SEC or its staff or any other government officials, and/or mailing to Buyer Shareholders, such amendment or supplement. The Proxy Statement will be sent to the Buyer Shareholders for the purpose of soliciting proxies from Buyer Shareholders to vote in favor of (i) approval of the Initial Business Combination contemplated by this Agreement; (ii) the issuance and sale of the Buyer Ordinary Shares to the extent that such issuance requires shareholder approval; and (iii) approving amendments to the Memorandum of Association and Articles of Association of Buyer as required so that the Memorandum of Association and Articles of Association of Buyer can be amended and restated in the form set forth in Exhibit G and Exhibit H (the matters described in clauses (i) through (iii), the "Voting Matters").

(b) As soon as practicable, Buyer shall distribute the Proxy Statement to the Buyer Shareholders and, pursuant thereto, shall call a meeting of the Buyer Shareholders (the "Buyer Shareholders' Meeting") in accordance with the laws of the Cayman Islands and solicit proxies from such holders to vote in favor of the approval of the Transaction and the other Voting Matters.

(c) Buyer shall comply, and the BVI Company and the Hong Kong Company shall provide Buyer with such information concerning the BVI Company and the Hong Kong Company, as the case may be, reasonably requested by Buyer that is necessary for the information concerning the BVI Company or the Hong Kong Company in the Proxy Statement (the "Proxy Information") to comply, with all applicable provisions of and rules under the Exchange Act and other applicable federal securities laws and all applicable provisions of the laws of the Cayman Islands in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Buyer Shareholders' Meeting.

(d) Subject to its fiduciary duties under Cayman Islands Law, the Buyer Board of Directors shall recommend that the Buyer Shareholders vote in favor of approval of the Transaction and the other Voting Matters, and Buyer, acting through the Buyer Board of Directors, shall include in the Proxy Statement such recommendation, and shall otherwise use best efforts to obtain the Buyer Shareholder Approval. This Section 6.2(d) shall not be construed to require Buyer to be required to make any payment to any shareholder in exchange for such shareholder's vote in favor of the Transaction. The BVI Company and the Hong Kong Company shall use its best efforts to assist Buyer in obtaining the Buyer Shareholder Approval, including by participating in customary investor presentations and road shows.

(e) As a condition to Buyer (a) furnishing the Proxy Statement to the SEC and (b) calling and holding the Buyer Shareholders' Meeting (as hereinafter defined), as well as making other submissions to the SEC with respect to the Transactions, the Warrantors will furnish to Buyer such information as is reasonably required by Buyer for the preparation and amendment of the Proxy Statement and such other submissions in accordance with the requirements of the SEC, including full and accurate descriptions of the Business, material agreements affecting the Business, any members of the Company Group, the Sellers and the financial statements of the Company Group for the years ended August 31, 2008 and August 31, 2009 (collectively, "Company Information"). The Company Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Company Information not misleading.

(f) The Warrantors shall review the Proxy Statement and shall ensure and shall confirm in writing to Buyer, as of the date of mailing the Proxy Statement to Buyer Shareholders, that the information relating to the Company Group contained in the Proxy Statement does not, to the knowledge of the Warrantors, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (the "Proxy Confirmation"). From and after the date on which the Proxy Statement is mailed to the Buyer Shareholders, the Warrantors will give Buyer written notice of any action taken or not taken by members of the Company Group which is known by the Warrantors to cause the Proxy Confirmation to be incorrect or inaccurate in any material respect; provided that, if any such action shall be taken or fail to be taken, the Warrantors and Buyer shall cooperate fully to cause an amendment to be made to the Proxy Statement such that the Proxy Confirmation is no longer incorrect or inaccurate in any material respect with respect to any information concerning the Company Group required to be included in the Proxy Statement.

Section 6.3 Directors and Officers of Buyer After Closing. Buyer, the Sellers and the Founders shall take all necessary action so that the persons listed on Exhibit I are appointed or elected, as applicable, to the position of directors of Buyer, to serve in such positions effective immediately after the Closing. Immediately following the Closing and subject to Section 3.2(r), Hope Ni shall deliver a resignation letter to the board of directors of the Surviving Company to resign her directorship. Following the resignation of Hope Ni, the Parties agree to cause the number of directors that comprises the fully board of director of the Surviving Company to be changed into five (5). Governmental Filings. In furtherance of the obligations set forth in Section 6.9, if required pursuant to applicable Law, as promptly as practicable after the date of this Agreement, Buyer and the Warrantors shall each prepare and file the notification required of it thereunder in connection with the Transaction and shall promptly and in good faith respond to all information requested of it by relevant Government

Entities in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Buyer and the Warrantors shall use reasonable best efforts to (a) determine whether any registrations, declarations or filings are required to be made with, or consents permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (b) timely make all such registrations, declarations or filings and timely obtain all such consents, permits, authorizations or approvals and (c) take all reasonable steps as may be necessary to avoid any Action by any Governmental Entity. Buyer and the Warrantors shall (1) promptly inform the other of any communication to or from any Governmental Entity regarding the Transaction; (2) give the other prompt notice of the commencement of any Action by or before any Governmental Entity with respect to the Transaction; and (3) keep the other reasonably informed as to the status of any such Action. Filing fees with respect to the notifications required and with respect to any other approvals or filings with Governmental Entities shall be paid by the BVI Company or the Hong Kong Company, as the case may be.

Section 6.6 Required Information.

(a) The Warrantors, on the one hand, and Buyer, on the other hand, each shall, upon request by the other, furnish the other with all information concerning themselves and their Subsidiaries (if any), their respective directors, officers, shareholders and partners (including the directors of Buyer to be elected effective as of the Closing) and such other matters as may be reasonably necessary or advisable in connection with the Transaction, or any other statement, filing, notice or application made by or on behalf of the Warrantors and Buyer to any third party and/or any Governmental Entity in connection with the Transaction.

(b) From the date hereof through the Closing Date, each of the parties will provide to the other parties and their respective Representatives full access during normal business hours to their respective properties, books, records, employees to make or cause to be made such review of the business, the assets, properties and Liabilities and financial and legal condition as any party deems necessary or advisable, provided that any such review shall not interfere unnecessarily with normal operations of the Company Group and Buyer.

Section 6.7 Confidentiality. Each of the Warrantors and Buyer agree that all information exchanged in connection with the Transaction (and not required to be furnished to the SEC pursuant to applicable Law or used for investors' meeting purpose by the Buyer) shall be kept strictly confidential by each party hereto.

Section 6.8 Public Disclosure. From the date of this Agreement until the Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transaction, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transaction without the prior consent of Buyer (in the case of the Warrantors) or the Warrantors (in the case of Buyer), except as required by any Laws or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or Governmental Entity. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines that it is required by any Laws or by the rules and regulations of, or pursuant to any agreement with, a stock exchange or Governmental Entity, to make this Agreement and the terms of the Transaction public or otherwise issue a press release or make public disclosure with respect

thereto, it shall, to the extent permitted by Law, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure and give the other party reasonable time to comment on such release or announcement in advance of such issuance. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. The parties hereto acknowledge that Buyer will be required by Law to furnish the SEC with a Current Report on Form 6-K pursuant to the Exchange Act to report the execution of this Agreement and to abide by certain contractual disclosure obligations of Buyer of which the Warrantors are aware.

Section 6.9 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and except where a different standard is expressly applicable, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article III to be satisfied; (ii) the obtaining of all consents, approvals or waivers from third parties required to consummate the Transaction; (iii) the defending of any Actions challenging this Agreement or the consummation of the Transaction, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the Transaction, and to fully carry out the purposes of this Agreement, including, without limitation, providing certificates as to factual matters in connection with legal opinions.

Section 6.10 Notices of Certain Events. From the date hereof through the earlier of the Closing Date or termination of this Agreement, the Warrantors will notify Buyer, and Buyer will notify the Warrantors, of: (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transaction Action; and (ii) any Action commenced affecting the Warrantors or Buyer, the assets, Liabilities or employees of the Company Group or Buyer, or the consummation of the Transaction. No notice pursuant to this Section will affect any representations or warranties, covenants, obligations, agreements or conditions set forth herein or otherwise affect any available remedies.

Section 6.11 Directors' and Officers' Insurance. From and after the Closing Date and until the six year anniversary of the Closing Date, the Surviving Company shall maintain in effect directors' and officers' liability insurance (or, at Buyer's option, a "tail" insurance policy) covering those Persons covered by the directors' and officers' liability insurance maintained by Buyer as of the date hereof for any actions taken by them or omissions by them on or before the Closing Date with the same directors' and officers' liability insurance coverage as may be provided from time to time by the Surviving Company to its then existing directors and officers.

Section 6.12 Notice of Changes. The Warrantors, on the one hand, and Buyer, on the other hand, will give prompt notice to the other upon becoming aware of (i) the discovery or occurrence, or failure to occur, of any event or circumstance which causes, or would reasonably be likely to cause, any representation or warranty of such party contained in any Transaction Document to be untrue or inaccurate, or (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document on or prior to the Closing Date, where, in the case of (i)

and (ii), such discovery, occurrence or failure would, with respect to the Warrantors, permit the Warrantors to terminate this Agreement pursuant to Section 8.1(e) (disregarding the cure periods therein) or, with respect to Buyer, permit Buyer to terminate this Agreement pursuant to Section 8.1(d) (disregarding the cure periods therein). No notice pursuant to this Section 6.11(a) will affect any representations or warranties, covenants, agreements, obligations or conditions set forth herein or limit or otherwise affect any available remedies.

Section 6.13 Amended and Restated Buyer Organizational Documents. At the Closing, Buyer shall amend its Memorandum of Association and Articles of Association, substantially on terms as set forth in Exhibit G and Exhibit H, respectively, with such changes therein as may be approved by Buyer and the Warrantors.

Section 6.14 Trust Waiver. The Warrantors hereby acknowledge that Buyer is a blank check company formed for the purpose of acquiring (an "Initial Business Combination") one or more businesses or assets with primary operations in the PRC through a merger, stock exchange, asset acquisition or contractual arrangement. The Warrantors further acknowledge that Buyer's sole assets consist of the cash proceeds of the initial public offering (the "IPO") and private placements of its securities, and that substantially all of those proceeds have been deposited in a trust account with a third party (the "Trust Account") for the benefit of Buyer, certain of its shareholders and the underwriters of its IPO. The monies in the Trust Account may be disbursed only (i) to Buyer from time to time to cover any tax obligations owed by Buyer; (ii) to Buyer in limited amounts from time to time (and in no event more than $850,000 in total) in order to permit Buyer to pay its operating expenses; (iii) to Buyer upon completion of an Initial Business Combination; and (iv) if Buyer fails to complete an Initial Business Combination within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to Buyer's Public Shareholders (as such term is defined in the agreement governing the Trust Account). For and in consideration of Buyer's agreement to enter into this Agreement, each member of the Company Group, each of the Founders and each of the Sellers hereby waives any right, title, interest or claim of any kind (any "Claim") it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse (whether directly or indirectly) against the Trust Account or any funds distributed therefrom (except amounts released to Buyer as described in clause (i) above) as a result of, or arising out of, any Claims against Buyer or otherwise arising under this Agreement or otherwise.

Section 6.15 No Solicitation.

(a) The Warrantors will not take, nor will they permit any member of the Company Group (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of any member of the Company Group, the Founders and/or the Sellers) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer, inquiry or proposal from any Person (i) to engage in any Company Acquisition Proposal, (ii) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Company Acquisition Proposal or (iii) to participate in discussions or negotiations with or to furnish or cause to be furnished any information with respect to the Company Group or afford access to the assets and properties or books and records of the Company Group to any Person (other than such auditing team or professionals for due diligence purpose with the knowledge and consent of Buyer) who the Company Group, any of the Founders or any of the Sellers (or any

such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any Company Acquisition Proposal.

(b) The BVI Company, the Hong Kong Company and the Founders and the Sellers will, and will cause the BVI Company and the Hong Kong Company to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 6.15(a) above, if applicable. The BVI Company, the Hong Kong Company, the Founders and the Sellers will promptly (a) notify Buyer if any member of the Company Group and/or any of the Founders and/or the Sellers receives any proposal or inquiry or request for information in connection with a Company Acquisition Proposal or potential Company Acquisition Proposal and (b) notify Buyer of the significant terms and conditions of any such Company Acquisition Proposal including the identity of the party making a Company Acquisition Proposal.

(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.14 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the Buyer be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.14 and to enforce specifically the terms and provisions hereof in any court having jurisdiction, specific performance being the sole remedy with respect to this Section 6.14 if it is available. Without limiting the foregoing, it is understood that any violation of the restriction set forth above by any officer, director, employee, investment banker, attorney, accountant, consultant or other agent or advisor of the Company Group or Warrantors or any officer, director, employee or agent acting on behalf of the Company Group or Warrantors shall be deemed to be a breach of this Agreement by the Warrantors.

Section 6.16 Additional Agreements. The parties agree to use their reasonable best efforts to finalize the Additional Agreements (including the Escrow Agreement) as soon as reasonably practicable following the date hereof.

Section 6.17 Reservation of Buyer Shares. Buyer shall reserve a sufficient number of shares of Buyer Ordinary Shares, to be available for issuance in connection with the Transaction.

Section 6.18 Representation Letters. Prior to the Closing, Sellers shall deliver investor representations letters in form and substance reasonably satisfactory to Buyer.

Section 6.19 Employment Agreements. The Warrantors shall procure that, prior to the Closing, each of the persons set forth in Schedule B (collectively, the "Key Employees") shall have entered into an employment agreement (the "Employment Agreement") in the form of Exhibit L-1 with the WFOE and that each of the Senior Managers shall have entered into an executive employment agreement (the "Executive Employment Agreement") in the form of Exhibit L-2. These agreements generally are to provide employment terms of three (3) years and include Intellectual Property assignment and Non-Competition Period set forth in Section 6.20 hereof.

Section 6.20 Protection of Confidential Information; Non-Competition.

(a) Confidential Information. Each of the Founders and Sellers acknowledges that:

(i) As a result of its, his or her share direct or indirect ownership of and, in some cases, employment by any member of the Company Group, they have obtained secret and confidential information concerning the Business including, without limitation, financial information, trade secrets and "know-how," customers, and certain methodologies ("Confidential Information").

(ii) The Company Group will suffer substantial damage which will be difficult to compute if any of the Founders and/or the Sellers should divulge Confidential Information or enter a business which is competitive with that of any member of the Company Group.

(iii) The provisions of this Section are reasonable and necessary for the protection of the Business.

(b) Maintain Confidentiality. Each of the Founders and the Sellers agrees to not at any time after the date hereof divulge to any person or entity any Confidential Information obtained or learned as a result of share ownership of any member of the Company Group and employment by any member of the Company Group except (i) with the express written consent of the Buyer, the Company and/or the Hong Kong Company, as the case may be, on or before the Closing Date and of the Board thereafter; (ii) to the extent that any such information is in the public domain other than as a result of a breach of any obligations hereunder; or (iii) where required to be disclosed by court order, subpoena or other government process. If any of the Founders and/or the Sellers shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, it will promptly, but in no event more than seventy-two (72) hours after learning of such subpoena, court order, or other government process, notify, by personal delivery or by electronic means, confirmed by mail, the BVI Company and/or the Hong Kong Company, as the case may be, at its own expense, shall: (i) take all reasonably necessary steps required by the BVI Company and/or the Hong Kong Company to defend against the enforcement of such subpoena, court order or other government process, and (ii) permit the BVI Company and/or the Hong Kong Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(c) Records. At the Closing, each of the Founders who is not a director or an officer or an current employee of any member of the Company Group will promptly deliver to the BVI Company and/or the Hong Kong Company, as the case may be, all original memoranda, notes, records, reports, manuals, formula and other documents relating to the Business, which he or she then possess or have under his or her control; provided, however, that they shall be entitled to retain copies of such documents reasonably necessary to document their financial relationship with any member of the Company Group.

(d) Non-Compete. (x) During the Non-Competition Period, none of the Sellers and the Founders shall, and (y) each member of the Company Group and the Sellers (for so long as such Seller directly or indirectly holds any Buyer Ordinary Shares) shall procure that no director, officer or manager of any member of the Company Group during the period that he or she maintains a relationship with any member of the Company Group as a director, officer or employee shall, without the prior written permission of a majority of the Board, which majority must (A) include an affirmative vote from at least one (1) independent

non-executive director and at least one (1) director nominated by the current Chief Executive Officer or (B) in the event that the current Chief Executive Officer is unable to carry out the responsibilities and functions upon death or disability, include the unanimous vote from all independent non-executive directors, during the Non-Competition Period, worldwide, directly or indirectly, (i) enter into the employ of or render any services to any Person engaged in any business which is a Competitive Business (as defined below); (ii) engage in any Competitive Business for his or her own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by any member of the Company Group in the six-month period prior to the date that all relationships of such person terminates with such member of the Company Group; or (v) solicit, interfere with, or endeavor to entice away from any member of the Company Group, for the benefit of a Competitive Business, any of its customers or other persons with whom any member of the Company Group has a business relationship. However, nothing in this Agreement shall preclude any shareholder of the BVI Company or the Hong Kong Company or any director, officer or manager thereof from investing his or her personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on an internationally recognized stock exchange and if such investment does not result in his or her beneficially owning, at any time, more than one percent (1%) of the publicly-traded Equity Securities of such Competitive Business.

(e) Injunctive Relief. If any of the Sellers, the Founders or any director, officer or manager of the Company Group breaches, or threatens to breach, any of the provisions of Section 6.19(b), (c) or (d), (i) a majority of the independent non-executive directors and the current Chief Executive Officer of the Buyer or (ii) in the event that the current Chief Executive Officer is unable to carry out the responsibilities and functions upon death or disability, all the independent non-executive directors, acting as a group, on behalf of the Buyer may have the right and remedy to have the provisions of this Section 6.19 specifically enforced by any Governmental Entity, it being acknowledged and agreed by each of the Founders and the Sellers that any such breach or threatened breach will cause irreparable injury to the Buyer, the Company Group and that money damages will not provide an adequate remedy.

(f) Modification of Scope. If any provision of Section 6.19(b), Section 6.19(c) or Section 6.19(d) is held to be unenforceable because of the scope, duration or area of its applicability, the Governmental Entity making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

(g) Competitive Business. As used in this Agreement,

(i) "Competitive Business" shall mean any business which operates in any current or planned aspect of the Business or planned geographic market of any member of the Company Group; and

(ii) "Non-Competition Period" shall mean the period beginning on the Closing Date and ending on the later of (A) five (5) years from the Closing Date and (B) two (2) years after the date all relationships between a shareholder of any member of the Company Group or a director or an officer of any member of the

Company Group, on one hand, and the Company Group, on the other hand, have been terminated, including relationships as a director, officer or employee.

Section 6.21 Post-Closing Assurances. Each member of the Company Group, each of the Founders and the Sellers as of the date hereof and any other direct or indirect shareholders of any member of the Company Group related to him or her (for so long as such shareholder of the members of the Company Group directly or indirectly holds any Buyer Ordinary Shares at the time of the request made under this Section 6.21) from time to time after the Closing, at the request of the current Chief Executive Officer or in the event that the current Chief Executive Officer is unable to carry out the responsibilities and functions upon death or disability, at the request of the majority of all the independent non-executive directors, will take such other actions and execute and deliver such other documents, certifications and further assurances as the Buyer may reasonably require in order to manage and operate the Surviving Company and the Business, including but not limited to executing such certificates as may be reasonably requested by the Buyer's accountants in connection with any audit of the financial statements of the Company Group for any period through the Closing Date.

Section 6.22 Lock-up. The Founders, through their respective Sellers, indirectly own 44.4%, 39.5%, 10.7% and 5.4% of all issued shares of the BVI Company respectively. Upon the Closing, Liu Yabin shall directly or indirectly own 1,931,087 Buyer Ordinary Shares, Zhang Fude shall directly or indirectly own 1,718,590 Buyer Ordinary Shares, Liu Yasheng shall directly or indirectly own 466,224 Buyer Ordinary Shares and Liu Liguo shall directly or indirectly own 233,199 Buyer Ordinary Shares. The Founders and the Sellers, as the record and/or beneficial owners of all issued and outstanding shares of the BVI Company and with respect to 85% of all Buyer Ordinary Shares received by the Sellers under this Agreement (the "Lock-up Shares"), hereby undertake that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Lock-up Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, for a period of four (4) years (the "Lock-up Period") from the date of issuance of such Lock-up Shares. Notwithstanding the foregoing provisions of this Section, during such four-year period, any of the Founders and the Sellers may transfer any or all of its Lock-up Shares to a special purpose vehicle controlled by such Founder or Seller; provided that such transfer is in compliance with the Securities Act, the rules or requirements of the SEC and other applicable Laws. The Founders and the Sellers further undertake that they shall enter into a lock-up agreement with Buyer (the "Lock-up Agreement") which shall include the restrictions on the Lock-up Shares during the Lock-up Period as provided in this Section 6.21 as well as an escrow agreement (the "Escrow Agreement") with Buyer and an escrow agent in connection with the escrow of the Lock-up Shares.

Section 6.23 No Securities Transactions. None of the Founders or the Sellers or any of their Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Buyer prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The members of the Company Group shall cause their respective officers, directors, employees, agents and representatives to comply with the foregoing requirement.

Section 6.24 Regulatory and Other Authorizations; Notices and Consents.

(a) Each member of the Company Group, each Founder and each of the Sellers shall use their best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Entities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate fully with the Buyer in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) Each member of the Company Group, each Founder and each of the Sellers shall give promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as Buyer may in its reasonable discretion deem necessary or desirable in connection with the Transaction.

(c) Buyer shall cooperate and use all reasonable efforts to assist members of the Company Group, each Founder and each of the Sellers in giving such notices and obtaining such consents and estoppel certificates; provided, however, that Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which Buyer in its sole discretion may deem adverse to the interests of Buyer, the members of the Company Group or the Business.

Section 6.25 Use of Intellectual Property. Each of the Founders and the Sellers hereby consents and accepts that from and after the Closing, the Company Group collectively owns, or otherwise has valid right to use, all the Intellectual Property of any kind related to or used in connection with the Business, that none of the Founders or Sellers nor any of their Affiliates shall have any rights in the Intellectual Property and that none of the Founders or Sellers nor any of their affiliates will contest the ownership or validity of any rights of Buyer or the Company Group in or to the Intellectual Property.

Section 6.26 Related Tax. Each of the Founders covenants and agrees to pay any tax and duties assessed by any Governmental Entities of the PRC on Sellers' receipt of any Buyer Ordinary Shares and other consideration paid by Buyer pursuant to this Agreement.

Section 6.27 Interim Financial Information. From the date of this Agreement until the Closing, the Warrantors shall provide or cause to be provided to Buyer a copy of a monthly balance sheet, income statement and cash flow statement on an individual and consolidated basis for the Company Group, together with such further explanation and information with respect thereto as may be reasonably requested by Buyer. The above interim financial information shall be delivered to Buyer within twenty-five (25) days following the end of each monthly period. The members of the Company Group will prepare the above financial information in good faith in accordance with GAAP. Upon reasonable request of Buyer in writing based on the requirements of the Securities Act or the rules and requirements of the SEC, the members of the Company Group, within forty-five (45) days after the date of such written request of Buyer, deliver to Buyer an unaudited interim financial statements of the Company Group on a consolidated basis, reviewed by the Company Group's accountants in accordance with GAAP for such interim period as stated in the written request.

Section 6.28 Hiring of Financial Officers. The members of the Company Group shall use their best efforts, and the Founders and the Sellers shall use their best efforts to cause the members of the Company Group to, as soon as practicable, but in any event prior to the Closing, (a) recruit, hire and appoint candidates mutually agreed upon by the Company Group and the Buyer to serve as the Chief Financial Officer of the Company Group, and upon the Closing, as the Chief Financial Officer of the Surviving Company and (b) recruit, hire and appoint candidates mutually agreed upon by the Company Group and Buyer to serve in such other executive positions as may be designated by the board of the Surviving Company. The compensation to be paid to the Chief Financial Officer and other mutually agreed executives shall be at international standards sufficient to attract highly qualified candidates.

Section 6.29 Control Documents. Each Warrantor shall execute and deliver or cause the other Warrantors to execute and deliver each of the following Control Documents:

(1) Exclusive Technical Consulting and Services Agreement, between WFOE and Domestic Company, in the form attached hereto as Exhibit C, pursuant to which, WFOE shall exclusively provide consulting services to Domestic Company in exchange for services fees. This agreement enables the transfer of substantial portion of economic benefits generated in the operation of Domestic Company from Domestic Company to WFOE.

(2) Equity Pledge Agreement, among WFOE, Domestic Company and the Domestic Shareholders (as defined in Exhibit A), in the form attached hereto as Exhibit D, pursuant to which, each of the registered shareholders of Domestic Company shall pledge all of his/its equity interests in Domestic Company to WFOE to guarantee performance of the Exclusive Technical Consulting and Services Agreement.

(3) Voting Rights Proxy Agreement, among the WFOE, the Domestic Company and the Domestic Shareholders, in the form attached hereto as Exhibit E, pursuant to which, each of the registered shareholders shall grant to the WFOE or its designee, the power to exercise all voting rights of such shareholder, including without limitation the power to determine the sale or transfer of all or part of such shareholder's equity interests in, and appoint and elect the director and senior officers of the Domestic Company.

(4) Call Option Agreement, among the WFOE, the Domestic Company and the Domestic Shareholders, in the form attached hereto as Exhibit F, pursuant to which each of the registered shareholders shall irrevocably and unconditionally grant an exclusive call option to the WFOE or its designee to purchase, at any time if and when permitted under PRC Laws, all or any portion of the equity interests held by such shareholder in the Domestic Company at the lowest price permitted by PRC Laws.

Section 6.30 Consideration as Shareholder Loan. The Warrantors shall cause the Domestic Shareholders to lend any consideration they receive under the share purchase agreement substantially in the form of Exhibit K hereto for the sale of all equity interest of the Domestic Company to the Domestic Company free of any interest and for a term of no less than five (5) years.

Section 6.31 Registration of Shares and Warrants. After the Closing, the Parties shall cause the Surviving Company to assume the obligations of the Buyer under the Registration Rights Agreement by and among the Buyer and certain investors (the "Registration Rights Agreement"), which was filed with the SEC as an exhibit to the Form F-1 for the initial public offering of the Buyer. The Parties further agree that in the event that the gross Available Funds (before paying any Closing Expenses) is no less than US$8,000,000, the Parties shall cause the Surviving Company to engage qualified counsels acceptable to the original management team of the Buyer within one month following the Closing to work on the registration in accordance with the Registration Rights Agreement. The Parties shall use their best efforts to cause the Surviving Company to complete the registration under the Registration Rights Agreement within 6 month following the Closing.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification of Buyer. From and after the Closing, the Warrantors shall jointly and severally indemnify Buyer and its Affiliates (but not including the Warrantors) and their respective officers, directors, employees and representatives (each a "Buyer Indemnified Party") against and hold each Buyer Indemnified Party harmless from any and all Losses suffered or incurred by any such Buyer Indemnified Party arising from, relating to or otherwise in connection with:

(a) any breach of or inaccuracy in any representation or warranty of the Founders and the Sellers contained in this Agreement or in any of the certificates furnished by the Sellers or any member of the Company Group pursuant to this Agreement;

(b) any breach or failure to perform any covenant or agreement of the Founders and the Sellers (or prior to the Closing, the BVI Company and the Hong Kong Company) contained in this Agreement;

(c) any claim by a shareholder or former shareholder of any member of the Company Group, any current or former holder of options, warrants or other securities of any member of the Company Group or any other Person, seeking to assert, or based upon (A) ownership or rights to ownership of any shares or stock or other securities of any member of the Company Group, (B) any right other than rights under the Transaction Agreements, including preemptive rights or right to notice or to vote; (C) any claim under the Organizational Documents of any member of the Company Group (other than any rights of directors and officers to indemnification and contribution); or (D) any claim that the Company Ordinary Shares or other securities were wrongly accelerated, terminated, cancelled or repurchased by any member of the Company Group;

Section 7.2 Indemnification of Sellers. From and after the Closing, Buyer shall indemnify the Sellers and their Affiliates and their respective officers, directors, employees and representatives (each a "Seller Indemnified Party") against and hold each Seller Indemnified Party harmless from any and all Losses suffered or incurred by any such Seller Indemnified Party arising from, relating to or otherwise in connection with:

(a) any breach of or inaccuracy in any representation or warranty of Buyer contained in this Agreement or in the certificate furnished by Buyer pursuant to this Agreement; or

(b) any breach or failure to perform any covenant or agreement of Buyer contained in this Agreement.

Section 7.3 Indemnification Claims.

(a) In order for a Buyer Indemnified Party or a Seller Indemnified Party (each an "Indemnified Party") to be entitled to any indemnification provided for under Section 7.1 or 7.2 in respect of, arising out of or involving a Third Party Claim, such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (including in such notice a brief description of the applicable claims, including damages sought or estimated, to the extent actually known by the Indemnified Party) within 20 Business Days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however , that failure to give such notification shall not affect the indemnification provided under Section 7.1 or 7.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within 10 Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents received by the Indemnified Party relating to the Third Party Claim. The Indemnified Party alone shall conduct and control the defense of such Third Party Claim. The Indemnified Party shall not be entitled to be indemnified or held harmless under Section 7.1 or 7.2 for such Third Party Claim (but the amount at stake shall nevertheless be counted toward the Seller Indemnity Threshold) if it shall settle such Third Party Claim without the prior written consent of the Indemnifying Party, unless the Indemnified Party has sought such consent and such consent has been unreasonably withheld or delayed, it being agreed that the Indemnifying Party shall not unreasonably withhold or delay such consent. "Third Party Claim" any Legal Proceeding, claim or demand by a Person other than a Person from which indemnification may be sought under this Article VII. "Legal Proceeding" means any investigation, written claim, action, suit, litigation or judicial, administrative or arbitration proceeding.

(b) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party (including in such notice a brief description of the applicable claims, including damages sought or estimated, to the extent actually known by the Indemnified Party); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 7.1 or 7.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within 20 Business Days following its receipt of such notice that the Indemnifying Party disputes the indemnity claimed by the Indemnified Party under Section 7.1 or 7.2, such indemnity claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability to be indemnified under Section 7.1 or .2 and the Indemnified Party shall be indemnified for the amount of the Losses stated in such notice to the Indemnified Party on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined.

Section 7.4 Survival.

(a) All representations and warranties of the Warrantors shall terminate and expire on the second anniversary of the Closing Date, except for (x) those representations

and warranties in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.23, all of which representations and warranties shall survive without limitation.

(b) All representations and warranties of Buyer shall terminate and expire on the second anniversary of the Closing Date.

(c) Each covenant or agreement contained in this Agreement shall survive the Closing indefinitely.

Section 7.5 Insurance Effects. If the Indemnified Party, the BVI Company or the Hong Kong Company actually receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any previously unpaid or unreimbursed expenses incurred by such Indemnified Party in collecting such amount. At the Indemnifying Party's request, the Indemnified Party (at the Indemnifying Party's expense) shall use commercially reasonable efforts to collect any amounts available under such insurance coverage or from such other party alleged to have responsibility therefor. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party the amount of such indemnification payment; provided, however, that if such rights may not be assigned to the Indemnifying Party, then the Indemnified Party shall, at the expense of the Indemnifying Party, uses its commercially reasonable efforts to prosecute such claim.

Section 7.6 Exclusive Remedy. From and after the Closing, this Article 7 and 9 and Section 8.3 shall be the sole and exclusive remedy of the parties with respect to any claim (other than claims of fraud or willful breach) resulting from or relating to any misrepresentation, breach (other than willful breach) of warranty or failure to perform any covenant or agreement contained in this Agreement or the transactions contemplated by this Agreement.

Section 7.7 No Claim against Trust Fund. It is understood by the Warrantors that in the event of breach of this Agreement or any of the other Transaction Documents by Buyer, that they have no right to any amount held in the Trust Account and they will not make any claim against Buyer that would adversely affect the business, operations or prospects of Buyer or the amount of the funds held in the Trust Account.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date:

(a) by the mutual written agreement of Buyer and the Warrantors;

(b) by written notice by Buyer to the Warrantors or by the Warrantors to Buyer, if the Closing Date shall not have occurred on or before the Termination Date, provided that no party may terminate this Agreement pursuant to this Section 8.1(b) if such failure of the Closing Date to occur by the Termination Date is due to such party's breach or violation of any representation, warranty, covenant or agreement herein;

(c) by written notice by Buyer to the Warrantors, or by the Warrantors to Buyer, if there shall be any Law that makes illegal, permanently restrains, enjoins, or otherwise prohibits consummation of the Transaction and such Law shall not be subject to appeal or shall have become final and unappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used such efforts as may be required by Sections 6.4 and 6.8 to prevent, oppose and remove such Law;

(d) by written notice by Buyer to the Warrantors, if there shall have been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement on the part of the Warrantors set forth in this Agreement, or if any representation or warranty of the Warrantors set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 3.2(a) or Section 3.2(b), as the case may be, would not be satisfied, provided that if such breach is curable by the Warrantors prior to the Termination Date through the exercise of the Warrantors' reasonable best efforts, then for so long as the Warrantors continue to exercise reasonable best efforts to cure the same, Buyer may not terminate this Agreement pursuant to this Section 8.1(d) prior to the earlier of the Termination Date or that date which is 45 days following the Warrantors' receipt of written notice from Buyer of such breach, it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by the Warrantors is cured within such 45-day period so that the conditions would then be satisfied;

(e) by written notice by the Warrantors to Buyer, if there shall have been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 3.3(a) or Section 3.3(b), as the case may be, would not be satisfied, provided that if such breach is curable by Buyer prior to the Termination Date through the exercise of its reasonable best efforts, then for so long as Buyer continues to exercise such reasonable best efforts to cure the same, the Warrantors may not terminate this Agreement pursuant to this Section 8.1(e);

(f) by written notice by the Warrantors (if the Warrantors are not then in material breach of their obligations under this Agreement) if the Buyer Board of Directors effects a Change in Recommendation; or

(g) by written notice by the Warrantors to Buyer or by written notice by Buyer to the Warrantors if the Buyer Shareholder Approval is not obtained at the Buyer Shareholders' Meeting (as the same may be adjourned or postponed from time to time but not later than the Termination Date).

Section 8.2 Effect of Termination. Except as otherwise set forth in this Section 8.2, any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall thereafter become void and have no further force or effect without any

liability on the part of any party or its Affiliates or Representatives in respect thereof, except (i) as set forth in Sections 6.6 and 6.13, this Section 8.2, Article IX and Exhibit A, each of which shall survive the termination of this Agreement, and (ii) that nothing herein will relieve any party from liability for any fraud, willful misrepresentation or intentional breach of this Agreement.

Section 8.3 Break-up Fee.

(a) In the event that Buyer elects to discontinue the performance of this Agreement, or refuses to complete the Transaction contemplated hereof, Buyer shall pay a break-up fee in an amount of US$2,000,000 (the "Break-up Fee") to the Sellers; provided, however, that notwithstanding the foregoing or anything to the contrary contained herein, Buyer shall not be liable for any Break-up Fee if such break-up is due to (i) failure of any Warrantor to fulfill any condition set forth in Section 3.2 hereof; (ii) failure to secure a Buyer Shareholder Approval by Buyer; (iii) the fact that the Company Group is unable to provided unqualified audited financial statements for the fiscal years ended August 31, 2008 and August 31, 2009 prior to November 15, 2009; (iv) the fact that the audited Net Income of the Company Group in the fiscal year ended August 31, 2009 is less than US$9 million; or (v) a breach of any representation, warrant or covenant contained herein in a material respect by any Warrantor.

(b) In the event that any Warrantor elects to discontinue the performance of this Agreement, or refuses to complete the Transaction contemplated hereof, the Company Group shall pay the Break-up Fee to Buyer; provided, however, that notwithstanding the foregoing or anything to the contrary contained herein, the Company Group shall not be liable for any Break-up Fee if such break-up is due to (i) failure of Buyer to fulfill any condition set forth in Section 3.3 hereof; or (ii) a breach of any representation, warrant or covenant contained herein in a material respect by Buyer.

(c) In the event that Buyer and the Warrantors agree to terminate this Agreement voluntarily, neither party shall be liable to the other party (or parties) for the Break-up Fee.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Assignment. No party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of the Warrantors (in the case of an assignment by Buyer) or of Buyer (in the case of an assignment by the Warrantors). Any conveyance, assignment or transfer requiring the prior written consent of the Warrantors or Buyer which is made without such consent will be void ab initio. No assignment will relieve the assigning party of its obligations hereunder or thereunder.

Section 9.2 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement.

Section 9.3 Amendment. Prior to the Closing, this Agreement may not be amended except by a written agreement executed by Buyer and the Warrantors. From and after the Closing, any amendment shall require the written consent of Buyer and the Sponsors; provided, that any amendment to this Agreement consented to by Buyer after the Closing must be approved by a majority of the unaffiliated directors.

Section 9.4 Waiver; Remedies. No failure or delay on the part of Buyer, the Warrantors, or the Escrow Representative in exercising any right, power or privilege under this Agreement or any other Transaction Document will operate as a waiver thereof, nor will any waiver on the part of Buyer, the Warrantors or the Escrow Representative of any right, power or privilege under this Agreement or any other Transaction Document operate as a waiver of any other right, power or privilege under this Agreement or any other Transaction Document, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement or any other Transaction Document. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

Section 9.5 Expenses.

(a) In the event that the Transactions contemplated herein fail to consummate, the respective party shall bear its own fees and expenses incurred in connection with the Transaction, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated thereby. After the Closing, the Surviving Company shall be responsible for all the outstanding fees and expenses incurred by the parties in connection with the Transactions and the transactions contemplated thereby, regardless whether such fees and expenses incur prior to, on or after the Closing.

(b) Subject to the relevant provisions of the agreement with Chardan Capital Markets, LLC, the Surviving Company shall pay the postponed underwriting fee and advisory fee of Chardan Capital Markets, LLC US$1,191,749 (the "Chardan Fee") in full in cash upon Closing; provided that the gross Available Funds (before paying any Closing Expenses) is no less than US$8,000,000. In the event that no Available Funds are raised (before paying any Closing Expenses), the Chardan Fee shall be paid in full in the form of Buyer Ordinary Shares. In the event that less than US$8,000,000 of the gross Available Funds is raised (before paying any Closing Expenses), the Chardan Fee shall be paid with a combination of the Buyer Ordinary Shares and/or cash in accordance with the formula stated in Exhibit M. For the purpose of this Section 9.5(b), the number of Buyer Ordinary Shares to be delivered to Chardan Capital Markets, LLC shall be calculated by dividing the amount of the Chardan Fee to be paid in Buyer Ordinary Shares by US$8.00.

Section 9.6 Notices. All notices, requests, claims, demands and other communications required or permitted to be given under any Transaction Document shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified; (b) when received when sent by fax by the party to be notified; provided, however, that notices given by fax shall not be effective unless either (i) a duplicate copy of such fax notice is promptly given by one of the other methods described in this Section 9.6, or (ii) the receiving party delivers a written confirmation of receipt for such notice either by fax or any other method described in this Section 9.6; (c) one Business Day after deposit with a

reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d), provided that the sending party receives a confirmation of delivery from the overnight courier service; or (d) three Business Days after deposit with the U.S. Post Office, Royal Mail or other governmental postal service, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 days' advance written notice to the other parties given in the foregoing manner:

(a) If to Buyer:

Room 2301, World-Wide House
19 Des Voeux Road
Central, Hong Kong

Attention: Chun Yi Hao

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
6-1, Roppongi 1-chome, Minato-ku
Tokyo, 106-6021
Japan

Attention: Robert G. Wray
Telecopy: 1-917-777-2634 (in the U.S.)

and

Broad & Bright Law Firm
Suite 701, CBD International Plaza
No.16 Yong'andongli, Jianguomenwai Avenue,
Chaoyang District, Beijing
PRC
Attention: Hongchuan Liu
Telecopy: +86 10 8513 1919

(b) If to the Warrantors:

B2-D2-301 A Block Tiancheng Mansion, #2, Xinfeng Road, Deshengmenwai Street,
Xicheng Dist., Beijing, P.R.China 100088

Attention: Liu Yabin, Chief Executive Officer

with a copy to:

The O'Neal Lawfirm
6626 E. Raftriver Street
Mesa, Arizona 85215
U.S.A.
Attention: William O'Neal

Section 9.7 Entire Agreement. This Agreement and the other Transaction Documents collectively constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement and the other Transaction Documents supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto.

Section 9.8 Severability. If any provision of this Agreement or any other Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions thereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby; provided that in such case, a failure to comply with such provision shall be deemed to be a breach of this Agreement for purposes of this Agreement.

Section 9.9 Dispute Resolutions.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one party hereto has delivered to the other parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute may be submitted to arbitration at any time following such thirty (30) day period upon the request of any party with notice to the other parties.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the "**HKIAC**"). There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice laws of the State of New York. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the International Chamber of Commerce in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 9.9, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.9 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of the State of New York and shall not apply any other substantive law.

(e) Each party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the party receiving the request.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(g) Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

Section 9.10 Exhibits and Schedules; Disclosure. All Exhibits, Disclosure Statements and Schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 9.11 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of New York (excluding any provision regarding conflicts of laws).

Section 9.12 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 9.13 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Document prior to either the consummation of the Transaction or the termination of this Agreement, the party or parties who are or are to be thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its or their rights under such Transaction Document and such rights shall constitute the sole and exclusive remedy for such breach, other than for a breach involving fraud, willful misrepresentation or intentional breach. The parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Each party agrees that the other party, its agents and representatives (each of whom shall be third party beneficiaries of this provision) shall have no liability to the first party except as set forth in this Agreement or the other Transaction Documents and except to the extent of such other party's, such agent's or such representative's fraud, willful misrepresentation or intentional breach.

Section 9.14 Rules of Construction. The following rules shall apply to the interpretation of this Agreement:

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or

burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall be deemed to refer to any such Law as amended and in effect at any time.

(c) For the purposes of this Agreement, the Disclosure Statements, the Schedules and Exhibits to this Agreement, (i) words in the singular will include the plural and *vice versa* and words of one gender will include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word "including" and words of similar import will mean "including, without limitation," unless otherwise specified, (iv) the word "or" will not be exclusive, (v) the phrase "made available" will mean that the information referred to has been made available if requested by the party to whom such information is to be made available, and (vi) any accounting term will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations will be made, unless otherwise specifically provided herein, in accordance with GAAP consistently applied, and all references to GAAP, unless otherwise specifically provided herein, will be to GAAP.

(d) A "breach" of a representation, warranty, covenant, obligation or other provision of this Agreement or any Transaction Document will be deemed to have occurred if there is or has been any inaccuracy in or breach of or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

(e) The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered Articles and Sections are to Articles and Sections of this Agreement and all references herein to Exhibits are to Exhibits to this Agreement.

(f) Unless otherwise specified, all references contained in this Agreement or in any Transaction Document to "dollars" or "$" will mean United States Dollars.

(g) References to "ordinary course of business," insofar as they relate to the Company Group, shall refer to the ordinary course of business for a construction equipment manufacture company.

[*remainder of this page intentionally left blank*]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

BUYER:

CHINA FUNDAMENTAL ACQUISITION CORPORATION:

By: ____________________
Name: Chun Yi Hao
Title: Chief Executive Officer

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

COMPANY GROUP:

Giant Nova Holdings Limited

By: ______________________________

Name: YABIN LIU
Title: Chief Executive Officer

Authentic Genius Limited

By: ______________________________

Name: HUI ZHANG.
Title: Chief Executive Officer

Beijing Xin Fu Industry Consulting Co., Ltd.
(北京信赋兴业咨询有限公司)
(Affix Seal)

北京信赋兴业咨询有限公司

By: ______________________________

Name: YABIN LIU
Title: Legal Representative

Beijing Wowjoint Machinery Co., Ltd.
(北京万桥兴业机械有限公司)
(Affix Seal)

北京万桥兴业机械有限公司

By: ______________________________

Name: YABIN LIU
Title: Legal Representative

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

COMPANY GROUP:

Giant Nova Holdings Limited

By: ____________________

Name: YABIN LIU
Title: Chief Executive Officer

Authentic Genius Limited

By: ____________________

Name: HUI ZHANG.
Title: Chief Executive Officer

Beijing Xin Fu Industry Consulting Co., Ltd.
(北京信赋兴业咨询有限公司)
(Affix Seal)

By: ____________________

Name: YABIN LIU
Title: Legal Representative

Beijing Wowjoint Machinery Co., Ltd.
(北京万桥兴业机械有限公司)
(Affix Seal)

By: ____________________

Name: YABIN LIU
Title: Legal Representative

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

SELLERS:

Wowjoint International Limited

By: ____________________

Name: XU WANG
Title: Chief Executive Officer

Red Stone Investments Group Limited

By: ____________________

Name: LUI YEE FUN
Title: Chief Executive Officer

Willing Company Limited

By: 张 林

Name: LIN ZHANG
Title: Chief Executive Officer

PJ Landscape Company Limited

By: ____________________

Name: PO JING LIU
Title: Chief Executive Officer

Realink Group Limited

By: ____________________

Name: YABIN LIU
Title: Chief Executive Officer

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

SELLERS:

____
Zhang Hui

____
Lui Chung Mui Hoo

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

FOUNDERS:

Liu Yabin (刘亚滨)

Zhang Fude (张福德)

Liu Liguo (刘利国)

Liu Yasheng (刘亚声)

Schedule A-1

Subscription Allocations among BVI Shareholders

Name	Company Shares	Closing Shares	Additional Shares (if applicable)
Realink Group Limited	38,150	4,349,100	2,136,400
Wowjoint International Limited	3,000	342,000	168,000
PJ Landscape Co., Limited	2,300	262,200	128,800
Mui Hoo Lui Chung	2,250	256,500	126,000
Red Stone Investment Group Limited	2,250	256,500	126,000
Willing Co., Limited	2,050	225,150	110,600
TOTAL:	**50,000**	**5,691,450**	**2,795,800**

Schedule A-2

Subscription Allocations to Hong Kong Shareholder

Name	Company Ordinary Shares	Closing Shares	Additional Shares (if applicable)
Zhang Hui	10,000	8,550	4,200

Schedule A-3

List of Founders

Name of Founders	ID/Passport No.
Liu Yabin (刘亚滨)	110108195806176019
Zhang Fude (张福德)	110108195601276016
Liu Liguo (刘利国)	130302197102082511
Liu Yasheng (刘亚声)	110108196106268910

Schedule B

List of Key Employees

1. Manager of Project Management department, Yun Fuchun

2. Deputy manager of Project Management department, Nan Pengchuan

3. Deputy manager of Financial Department, Sui Xiao

4. Manager of Financial Department, Wu Xudong

5. Director of Executive Office, Wang Xu

6. Workshop manager of Production Department， Zhao Minjun

7. Manager of Business Department, Liu Yasheng

8. Manager of Supply department, Wang Xiaonan

9. Deputy manager of Supply department, Ma Ying

10. Deputy manager of Engineer Technology Department, Yu Wentao

11. Manager of Production Coordination Centre, Zhao Fengqin

12. Manager of Quality Assurance Department, Zhao Yuming

13. Electrical engineer of Engineer Technology Department, Yang Zhigang

Exhibit A

Definitions

1.1 Defined Terms. The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

"*Action*" means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

"*Additional Agreements*" shall mean any other agreements required, in the opinion of Buyer, to consummate the Transaction.

"*Additional Shares*" has the meaning set forth in Section 2.4.

"*Affiliate*" means (a) with respect to a particular individual: (i) each member of such individual's Family (as defined below in this definition); (ii) any Person that is directly or indirectly controlled (as defined below in this definition) by such individual or one or more members of such individual's Family; and (iii) any Person with respect to which such individual or one or more members of such individual's Family currently serves or has previously served as a director, officer, employee, partner, member, manager, executor, or trustee (or in a similar capacity); and

(b) with respect to a specified Person other than an individual, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

For purposes of this definition, (i) "*control*" of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of Voting Securities, by Contract or otherwise; and (ii) the "*Family*" of an individual includes (A) the individual, (B) the individual's spouse, (C) any other natural person who is a child, sibling or Buyer of the individual or the individual's spouse, and (D) any other natural person who resides with such individual.

"*Agreement*" has the meaning set forth in the preamble to this agreement.

"*Business*" means the business and operations of the each member of the Company Group as conducted on the date hereof.

"*Business Day*" means a day on which banks and stock exchanges are open for business in New York (excluding Saturdays, Sundays and public holidays).

"*Buyer*" has the meaning set forth in the preamble to this Agreement.

"*Buyer Board of Directors*" shall mean the board of directors of the Buyer and any relevant committees.

"*Buyer Contracts*" means:

(a) any "material contact" as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;

(b) all Contracts to which Buyer is a party or by which any of Buyer's assets may be bound, subjected or affected, which either (a) creates or imposes a liability greater than $100,000 on the Surviving Company or (b) may not be cancelled by Buyer on 30 days' or less prior notice;

(c) all Contracts concerning a partnership, joint venture, joint development or other cooperation arrangement;

(d) all Contracts with any Governmental Entity;

(e) all Contracts relating to or evidencing Indebtedness of Buyer (or the creation, incurrence, assumption, securing or guarantee thereof);

(f) all material Contracts relating to employment, change of control, retention, severance or material consulting or advising arrangements, excluding those in connection with the Transaction contemplated hereunder; and

(g) all Contracts which are otherwise material to Buyer which are not described in any of the categories specified above, excluding those in connection with the Transaction contemplated hereunder.

"*Buyer Disclosure Statement*" means the Buyer Disclosure Statement dated as of the date hereof and delivered by Buyer herewith.

"*Buyer Indemnified Party*" has the meaning set forth in Section 7.1.

"*Buyer Material Adverse Effect*" means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is, or is reasonably likely to become, materially adverse to the business, prospects, condition (financial or otherwise), assets or results of operations of Buyer or (b) would prevent or materially impair or materially delay the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed by themselves to be or constitute a Buyer Material Adverse Effect: (i) the effect of any change in the United States or foreign economies, capital markets or political conditions in general to the extent that it does not disproportionately affect the Buyer taken as a whole, relative to other participants in the industries in which Buyer operates; (ii) the effect of any act of war, armed hostilities or terrorism which does not disproportionately affect the Company Group, taken as a whole, relative to other participants in the industries in which Buyer operates; and (iii) the effect of any changes in applicable Laws applicable to Buyer or GAAP.

"*Buyer Ordinary Shares*" has the meaning set forth in the recitals to this Agreement.

"*Buyer SEC Reports*" has the meaning set forth in Section 5.16(a).

"*Buyer Shareholders*" means holders of Buyer Ordinary Shares.

"*Buyer Shareholder Approval*" means the approval of the Transaction and all other Voting Matters, by the Buyer Shareholders holding the number of shares of Buyer Ordinary Shares required under the laws of the Cayman Islands and Buyer's Organizational Documents to authorize and approve such Voting Matters; provided that, even if such vote were obtained, the Buyer Shareholder Approval shall be deemed not to have occurred if holders of 35% or more of the shares of Buyer Ordinary Shares that were issued in Buyer's initial public offering vote against the Transaction and properly elect redemption of their shares.

"*Buyer Shareholders' Meeting*" has the meaning set forth in Section 6.2(b).

"*Buyer Warrants*" means any outstanding warrants to purchase Buyer Ordinary Shares.

"*BVI Company*" has the meaning set forth in the preamble to this Agreement.

"*Change Event*" means the occurrence of any of the following events:

(a) the acquisition by any Person of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of the voting power of Buyer's outstanding Voting Securities (or the outstanding Voting Securities of any successor entity); provided that such an acquisition by any Seller or any entity over which a Seller has the ability to exercise control or has over 50% of the equity interests, or otherwise holds direct or indirect control, shall not be a Change Event;

(b) the liquidation, dissolution or termination of Buyer; or

(c) a sale of all or substantially all of the assets of Buyer and its Subsidiaries, taken as a whole, to any Person other than a Seller or a group with respect to which one or more Sellers has the ability to exercise control or has over 50% of the equity interests, or otherwise holds direct or indirect control.

"*Change Event Consideration*" means the cash and/or fair market value of securities or other consideration received by holders of Buyer Ordinary Shares in respect of one share of Buyer Ordinary Shares in connection with such Change Event transaction.

"*Change in Recommendation*" means the withdrawal of, or modification in a manner adverse to the BVI Company and the Hong Kong Company of, the recommendation of the Buyer Board of Directors to the Buyer Shareholders referred to in Section 6.2(d) or the recommendation by the Buyer Board of Directors to the Buyer Shareholders to vote in favor of any transaction other than the Transaction or a transaction related to the Transaction.

"*Claim*" has the meaning set forth in Section 6.13.

"*Closing*" has the meaning set forth in Section 2.2.

"*Closing Date*" has the meaning set forth in Section 2.2.

"*Closing Expenses*" means any costs and expenses incurred by Buyer in connection with the negotiation, execution, delivery and performance of this Agreement and other relevant documents and the transactions contemplated hereby and thereby, including but no limited to all reasonable legal fees and expenses of counsel to Buyer, all reasonable

auditing fees of Buyer and all reasonable fees and expenses of financial advisors payable by Buyer.

"*Closing Shares*" has the meaning set forth in Section 2.1(b).

"*Code*" means the Internal Revenue Code of 1986, as amended.

"*Companies Law*" means the Companies Law (2007) of the Cayman Islands.

"*Company Acquisition Proposal*" means, with respect to the BVI Company and the Hong Kong Company, (A) any offer, proposal or inquiry relating to, or any third party indication of interest in, any acquisition or purchase, direct or indirect, of any class of Equity Securities of any member of the Company Group, (B) a merger, consolidation, share exchange, business combination, sale of assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction that would result in (i) the Sellers owning less than 50% of the outstanding Voting Securities of the BVI Company or the Hong Kong Company, as the case may be, its successor company or surviving company or (ii) a sale of all or a significant portion of the assets of the Company Group, taken as a whole, or (c) other than with respect to the transactions described in this Agreement, any transaction with a special purpose acquisition company.

"*Company Disclosure Statement*" means the Company Disclosure Statement dated as of the date hereof and delivered by the BVI Company and the Hong Kong Company.

"*Company Financial Statements*" has the meaning set forth in Section 4.8(a).

"*Company Group*" has the meaning set forth in the preamble to this Agreement.

"*Company Information*" has the meaning set forth in Section 6.2(e).

"*Company Insurance Policies*" has the meaning set forth in Section 4.19(a).

"*Company Leased Premises*" has the meaning set forth in Section 4.12(c).

"*Company Material Adverse Effect*" means, with respect to any Person, any (i) event, occurrence, fact, condition, change or development that has had a material adverse effect on the business prospects, condition (financial or otherwise), assets or results of operations of such Person; (ii) material adverse effect on such Person's ability to perform any material obligations of such Person hereunder or under any other Transaction Document or any Contract of such Person, as applicable; (iii) material adverse effect on any material rights such Person may have hereunder or under any other Transaction Document or any material Contract of such Person.

"*Company Material Contracts*" means all pending or currently in force Contracts to which any member of the Company Group is party as of the date hereof:

i. which provide for payments from any member of the Company Group of $100,000 or more during any year;

ii. concerning a material joint venture, joint development or other cooperation arrangement;

iii. relating to or evidencing Indebtedness for borrowed money of any member of the Company Group in excess of $100,000;

iv. relating to the purchase or sale of property, or for the furnishing or receipt of services, including customer, supply or consulting Contracts and placement agent Contracts, which provide for payment to or from any member of the Company Group of $100,000 or more;

v. which materially limit the ability of any member of the Company Group to compete in any line of business or with any Person or in any geographic area or which limit or restrict the ability of any member of the Company Group with respect to the development, marketing, sale or distribution of, or other rights with respect to, any products or services.

vi. that create, establish or define the terms and conditions of, govern the transfer, voting, economic or other rights of holders of, or otherwise relate to Equity Securities issued by any member of the Company Group, including the Organizational Documents of such member of the Company Group;

vii. under which any member of the Company Group has made any outstanding advance, loan or extension of credit to employees of any member of the Company Group in excess of $100,000;

viii. which provide for the payment of fees to any member of the Company Group in excess of $100,000;

ix. for the purchase or sale of any material business, corporation, partnership, joint venture, association or other business organization or any material division, material assets, material operating unit or material product line thereof, which purchase or sale has not yet been consummated;

x. relating to material employment, change of control, retention, severance or material consulting arrangements;

xi. for the purchase, license (as licensee) or lease (as lessee) by any member of the Company Group of services, materials, products, personal property, supplies or other tangible assets from any supplier or vendor in excess of $100,000;

xii. required to be set forth on Section 4.20(b) of the Company Disclosure Statement; and

xiii. the entering into of which is material and not in the ordinary course of business of such member of the Company Group.

"*Company Ordinary Shares*" has the meaning set forth in the recitals to this Agreement.

"*Company Permits*" has the meaning set forth in Section 4.17.

"*Company Tax Returns*" has the meaning set forth in Section 4.10(a).

"*Competitive Business*" has the meaning set forth in Section 6.20(g).

"*Completion of the Restructuring*" means all reorganization actions and plans set forth in Exhibit J hereto have been completed.

"*Confidential Information*" has the meaning set forth in Section 6.19(a)(i).

"*Consents*" means all consents, waivers, approvals, requirements, allowances, novations, authorizations, declarations, filings, registrations and notifications.

"*Contract*" means, with respect to any Person, all agreements, contracts, obligations, commitments and arrangements (whether written or oral) (a) to which such Person is a party; (b) under which such Person has any rights; (c) under which such Person has any Liability; or (d) by which such Person, or any of the assets or properties owned or used by such Person, is bound, including, in each case, all amendments, modifications and supplements thereto.

"*Control Documents*" means, collectively, the Exclusive Technical Consulting and Services Agreement in substantially the form attached hereto as Exhibit C, the Equity Pledge Agreement in substantially the form attached hereto as Exhibit D, the Voting Rights Proxy Agreement in substantially the form attached hereto as Exhibit E and the Call Option Agreement in substantially the form attached hereto as Exhibit F.

"*Corporate Records*" has the meaning set forth in Section 4.2(b).

"*December 31, 2008 Buyer Balance Sheet*" has the meaning set forth in Section 5.8(a).

"*Disclosing Party*" has the meaning set forth in Section 6.6(c).

"*Disclosure Statements*" means the Company Disclosure Statement and the Buyer Disclosure Statement.

"*Domestic Shareholders*" means the registered shareholders of the Domestic Company, namely, Li Anning (李安宁), Liu Liguo (刘利国), Liu Yabin (刘亚滨), Liu Yasheng (刘亚声), Wang Pingyi (王平意), Zhang Fude (张福德), Beijing Wowjoint Mechanical and Electrical Equipment Co. (北京市万桥机电设备公司), and Ding Ting (丁町)

"*Employee Benefit Plan*" means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of any member of the Company Group or any beneficiary or dependent thereof that is sponsored or maintained by any member of the Company Group or to which any member of the Company Group contributes or is obligated to contribute, whether or not written, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, contract, letter or agreement.

"*Employees*" has the meaning set forth in Section 6.1(a)(ii).

"*Environmental Law*" has the meaning set forth in Section 4.15(a).

"*Equity Securities*" means any capital stock, limited liability company interest or other equity or voting interest or any security, warrant, or evidence of indebtedness

convertible into or exchangeable for any capital stock, or limited liability company interest or other equity interest, or any right, warrant or option to acquire any of the foregoing.

"*Escrow Agreement*" has the meaning set forth in Section 6.21.

"*Escrow Representative*" means a person to be appointed by an escrow agent in accordance with the provisions of the Escrow Agreement.

"*Exchange Act*" means the Securities Exchange Act of 1934, as amended.

"*Excluded Taxes*" means (i) any Taxes of any member of the Company Group for any Pre-Closing Tax Period in excess of any amounts specifically identified and reserved therefor on the face of the balance sheet of such member of the Company Group as of August 31, 2009 (rather than any notes thereto) (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), as adjusted for the passage of time through the Closing Date in accordance with the ordinary course of business of members of the Company Group consistent with past practice. For purposes of this Agreement, in the case of any taxable year or period beginning before and ending after the Closing Date, (x) Property Taxes of the members of the Company Group allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days during the taxable year or period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable year or period, and (y) Taxes (other than Property Taxes) of the members of the Company Group for the Pre-Closing Tax Period shall be computed as if such taxable year or period ended as of the close of business on the Closing Date.]

"*Founders*" has the meaning set forth in the preamble to this Agreement.

"*GAAP*" means United States generally accepted accounting principles.

"*Governmental Entity*" means, in any jurisdiction, including the PRC, any (i) national, state, local, foreign or international government; (ii) court, arbitral or other tribunal; (iii) governmental or quasi-Governmental Entity of any nature (including any political subdivision, instrumentality, branch, department, official or entity); or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"*Hazardous Materials*" has the meaning set forth in Section 4.15(a).

"*Indebtedness*" means, with respect to any Person on any date of determination (without duplication):

(a) the principal of, interest on and premium (if any) in respect of indebtedness of such Person for borrowed money;

(b) the principal of, interest on and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement

obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 90 days of incurrence);

(d) capitalized lease obligations of such Person;

(e) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables); and

(f) the principal component of Indebtedness of other Persons to the extent guaranteed by such Person.

"*Indemnified Party*" has the meaning set forth in Section 7.3(a).

"*Initial Business Combination*" has the meaning set forth in Section 6.13.

"*Initial Lock-up Period*" has the meaning set forth in Section 6.21.

"*Intellectual Property*" means trademarks and service marks (both registered and unregistered), trade names and Internet domain names, know-how, confidential information, electronic databases, and all other intellectual property rights, in each case as used to conduct the Business in the ordinary course of business.

"*IFRS*" means international financial reporting standard.

"*IPO*" has the meaning set forth in Section 6.13.

"*Key Employees*" means the persons listed in Schedule B hereto.

"*Knowledge*" means, with respect to any Person, the actual knowledge of such Person and that knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs.

"*Law*" and "*Laws*" means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, Orders, licenses and determinations of all Governmental Entities.

"*Legal Proceeding*" has the meaning set forth in Section 7.3(a).

"*Liability*" means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

"*Lien*" means any charge, "adverse claim" (as defined in Section 8-102(a)(1) of the Uniform Commercial Code) or other claim, community property interest, condition, equitable interest, lien, encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of

any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"*Losses*" means include all losses, liabilities, damages, Taxes, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid; provided, that solely for the purposes of determining the amount of any Losses for which Buyer may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as "material," "materially," or "Company Material Adverse Effect" shall be deemed made or given without such qualification and without giving effect to such words.

"*MOFCOM*" shall mean the Ministry of Commerce of the PRC.

"*Money Laundering Laws*" has the meaning set forth in Section 4.31.

"*Net Income*" means with respect to any Person is defined as the net income (or loss) of such Person calculated in accordance with GAAP; provided, however, that Net Income shall exclude (i) one-time charges related to the Closing, including but not limited to attorney's, auditor's, consulting advisor's and finder's fees and (i) any non-cash expenses, including but not limited to non-cash compensation for employment, options, and warrants..

"*Non-Competition Period*" has the meaning set forth in Section 6.20(g)(ii).

"*OFAC*" has the meaning set forth in Section 4.30.

"*Order*" means any award, decision, stipulation, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Entity.

"*Organizational Documents*" means, with respect to any Person, its certificate or articles of incorporation, its by-laws, its memorandum and articles of association, its limited liability company agreement or operating agreement, its certificate of formation, its partnership or limited partnership agreement, its trust indenture or agreement or other documentation governing the organization or formation of such Person, but not any shareholder, registration rights, subscription or other Contract to which such Person may become a party after its formation or organization.

"*Other Filings*" has the meaning set forth in Section 6.2(a).

"*Permits*" means all Consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals issued, granted, given, required or otherwise made available by any Governmental Entity.

"*Permitted Liens*" means, with respect to any Person, Liens (a) for Taxes, assessments and other governmental charges, if such Taxes, assessments or charges shall not be due and payable or which the Person is contesting in good faith and for which adequate reserves have been established; (b) for inchoate workmen's, repairmen's or other similar

Liens arising or incurred in the ordinary course of business in respect of obligations which are not overdue; (c) for minor title defects, recorded easements, and zoning, entitlement or other land use or environmental regulation, which minor title defects, recorded easements and regulations do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate or the Business, assuming that the property is used on substantially the same basis as such property is currently being used by any member of the Company Group; (d) which are disclosed or reserved against in the Company Financial Statements; or (e) which were incurred in the ordinary course of business since August 31, 2009.

"*Person*" means any individual, sole proprietorship, firm, corporation (including any non-profit corporation and public benefit corporation), general or limited partnership, limited liability partnership, joint venture, limited liability company, estate, trust, association, organization, labor union, institution, entity or Governmental Entity, including any successor (by merger or otherwise) of such entity.

"*PRC*" shall mean the People's Republic of China, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region and the Macao Special Administrative Region and Taiwan.

"*Pre-Closing Tax Period*" means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

"*Property Taxes*" means real, personal and intangible ad valorem property taxes.

"*Proposed Business Plan*" has the meaning set forth in Section 4.35.

"*Prospectus*" has the meaning set forth in Section 4.25.

"*Proxy Confirmation*" has the meaning set forth in Section 6.2(f).

"*Proxy Information*" has the meaning set forth in Section 6.2(c).

"*Proxy Statement*" means the proxy statement Buyer sends to the Buyer Shareholders for purposes of soliciting proxies for the Buyer Shareholders' Meeting, as provided in Section 6.2(f).

"*Proxy Statement Date*" means the first date on which Buyer expects to distribute the Proxy Statement to the Buyer Shareholders.

"*Relationships*" has the meaning set forth in Section 6.1(a)(i).

"*Release*" has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"*Reorganization Actions*" has the meaning set forth in Section 3.2(k).

"*Representatives*" means, with respect to any Person, such Person's Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

"*Restructuring*" means the establishment of the BVI Company, the Hong Kong Company and the WFOE and the execution and delivery by relevant parties of the documents set forth in Section 3.1(c).

"*Sarbanes-Oxley Act*" means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder.

"*SAFE*" shall mean the State Administration of Foreign Exchange of the PRC, including any of its branches or divisions.

"*SEC*" means the Securities and Exchange Commission.

"*Securities Act*" means the Securities Act of 1933, as amended.

"*Sellers*" has the meaning set forth in the preamble to this Agreement.

"*Seller Indemnified Party*" has the meaning set forth in Section 7.2.

"*Seller Earn-Out Shares*" has the meaning set forth in Section 2.6.

"*Senior Managers*" shall mean, collectively, Liu Yabin (刘亚滨), Zhang Fude (张福德) and Liu Liguo (刘利国).

"*Software*" means all software, in object, human-readable or source code, whether previously completed or now under development, including programs, applications, databases, data files, coding and other software, components or elements thereof, programmer annotations, and all versions, upgrades, updates, enhancements and error corrections of all of the foregoing.

"*Sponsors*" has the meaning set forth in Section 2.5.

"*Sponsor Earn-Out Shares*" has the meaning set forth in Section 2.5.

"*Subsidiary*" means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which more than 50% of the outstanding equity securities are on the date hereof directly or indirectly owned by such party; provided that no Person will be considered to be a Subsidiary of such Person's general partner by virtue of such general partnership interest.

"*Suppliers*" means manufacturers, vendors or suppliers.

"*Surviving Company*" means buyer after the business combination between Buyer, the BVI Company and the Hong Kong Company as contemplated hereunder.

"*Taxes*" or "*Tax*" means all federal, national, state, province, local and foreign taxes, charges, duties, fees, levies or other assessments, including without limitation income, excise, property, sales, use, gross receipts, recording, insurance, value addeds, profits, license, withholding, payroll, employment, capital stock, customs duties, net worth, windfall profits,

capital gains, transfer, registration, estimated, stamp, social security, environmental, occupation, franchise or other taxes of any kind whatsoever, imposed by any Governmental Entity, and all interest, additions to tax, penalties and other similar amounts imposed thereon.

"*Tax Return*" means, with respect to any Person, all federal, national, state, province, local and foreign Tax returns, reports, declarations, statements and other documentation, including any schedule or attachment thereto, required to be filed by or on behalf of such Person (or any predecessor) or any consolidated, combined, affiliated or unitary group of which such Person is or has been a member (but only with respect to taxable periods during which such Person is a member thereof), including information returns required to be provided to any payee or other Person.

"*Termination Date*" means May 20, 2010, or a later date if mutually agreed upon by the parties hereto.

"*Third Party Claim*" has the meaning set forth in Section 7.3(a).

"*Transaction*" means the transactions contemplated by the Transaction Documents.

"*Transaction Documents*" means this Agreement, including all Schedules and Exhibits hereto, as modified by the Company Disclosure Statement and the Buyer Disclosure Statement and each of the agreements set forth in Section 3.1(c); provided, that upon execution and delivery of any Additional Agreement by all parties thereto based on a term sheet or form of agreement attached to this Agreement, such Additional Agreement shall supersede such term sheet or form of agreement and shall become a Transaction Document.

"*Transaction Terms*" has the meaning set forth in Section 6.6(a).

"*Trust Account*" has the meaning set forth in Section 6.13.

"*Trust Agreement*" has the meaning set forth in Section 4.25.

"*Voting Matters*" has the meaning set forth in Section 6.2(a).

"*Voting Securities*" shall mean, with respect to any Person, the Ordinary Shares and any other securities issued by such Person that are outstanding and entitled to vote generally in the election of directors of such Person.

"*Warrantors*" has the meaning set forth in Article IV.

Exhibit B

Form of Earn-Out Agreement

Exhibit C

Form of Exclusive Technical Consulting and Services Agreement

Exhibit D

Form of Equity Pledge Agreement

Exhibit E

Form of Voting Rights Proxy Agreement

Exhibit F

Form of Call Option Agreement

Exhibit G

Form of Amended and Restated Memorandum of Association of Buyer

Exhibit H

Form of Amended and Restated Articles of Association of Buyer

Exhibit I

Post-Closing Directors and Officers

Post Closing Directors

1. Chun Yi Hao
2. Liu Yabin
3. Zhang Fude
4. Liu Chun
5. Li Jibing

Post Closing Officers

1. Liu Yabin
2. Zhang Fude
3. Liu Liguo
4. Liu Yasheng

Exhibit J

Reorganization Actions

1. REORGANIZATION ACTIONS

Step I – Formation of the WFOE

The Hong Kong Company is to form a wholly owned subsidiary in Beijing and obtain a business license.

Step II – Execution of Share Purchase Agreement

Following its establishment, the WFOE shall enter into an undated share purchase agreement with the registered shareholder of the Domestic Company in substantially the form attached hereto as Exhibit K, pursuant to which, the WFOE shall purchase all the equity interests held by such shareholders in the Domestic Company on a date determined by the WFOE at its sole discretion.

Step III – Execution of Control Agreements

Following its establishment, the WFOE shall enter into a full set of the Control Agreements (as set forth below) with the Domestic Company and/or the registered shareholders of the Domestic Company (as the case may be).

(1) Exclusive Technical Consulting and Services Agreement, between WFOE and Domestic Company, in the form attached hereto as Exhibit C, pursuant to which, WFOE shall exclusively provide consulting services to Domestic Company in exchange for services fees. This agreement enables the transfer of substantial portion of economic benefits generated in the operation of Domestic Company from Domestic Company to WFOE.

(2) Equity Pledge Agreement, among WFOE, Domestic Company and the Domestic Shareholders, in the form attached hereto as Exhibit D, pursuant to which, each of the registered shareholders of Domestic Company shall pledge all of his/its equity interests in Domestic Company to WFOE to guarantee the performance of other Control Agreements.

(3) Voting Rights Proxy Agreement, among the WFOE, the Domestic Company and each of the Domestic Shareholders, in the form attached hereto as Exhibit E, pursuant to which, each of the registered shareholders shall grant to the WFOE or its designee, the power to exercise all voting rights of such shareholder, including without limitation the power to determine the sale or transfer of all or part of such shareholder's equity interests in, and appoint and elect the director and senior officers of the Domestic Company.

(4) Call Option Agreement, among the WFOE, the Domestic Company and each of the Domestic Shareholders, in the form attached hereto as Exhibit F, pursuant to which each of such registered shareholders shall irrevocably and unconditionally grant an exclusive call option to the WFOE or its designee to purchase, at any time if and when permitted under

PRC Laws, all or any portion of the equity interests held by such shareholder in the Domestic Company at the lowest price permitted by PRC Laws.

Step IV – Equity Pledge Registration

Promptly following the execution of the Control Agreements, the WFOE and the registered shareholders of the Domestic Company shall register the equity pledge under the Equity Pledge Agreement with relevant administration of industry and commerce.

Step V - Other Filings with Respect to the WFOE

The WFOE shall complete all remaining regulatory filings and approvals in connection with the establishment of the WFOE as soon as possible, including foreign exchange registration and filings with the local and state tax bureaus, finance bureau, and bureau of statistics.

2. CORPORATE STRUCTURE AFTER THE COMPLETION OF REORGANIZATION



Authentic Genius Limited (Hong Kong)
100%
Outside PRC
Inside PRC
Beijing Xin Fu Industry Consulting Co., Ltd. (WFOE)
Domestic Shareholders
100%
Beijing Wowjoint Machinery Co., Ltd. (PRC)
Equity Ownership
Contractual Arrangements

F

Exhibit K

Form of Share Purchase Agreement

Exhibit L-1

Form of Employment Agreement

Exhibit L-2

Form of Executive Employment Agreement

Exhibit M

Payment of Chardan Fees

In the event that less than US$8,000,000 of the gross Available Funds is raised (before paying any Closing Expenses), Chardan Fee shall consist of the following two portions:

A = Chardan Fees×X/US$8,000,000; and

B =(Chardan Fees － A)/$8 per share

Where:

"A" shall mean the amount of Chardan Fees that shall be paid in cash;

"B" shall mean the number of Buyer Ordinary Shares into which Chardan Fees shall be converted;

"X" shall mean the actual amount of gross Available Funds (before paying any Closing Expenses).

No fractional Ordinary Shares shall be issued and the number of Ordinary Shares to be so issued shall be rounded to the nearest whole share (with one-half being rounded upward).